UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934 (Amendment No.  2 )

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Filed by a Party other than the Registrant	☐

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☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240.14a-11(c) or § 240.14a-12

iPASS INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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PRELIMINARY COPY

3800 Bridge Parkway Redwood Shores, California 94065

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held On _______, 2009

TO THE STOCKHOLDERS:

You are cordially invited to attend the Annual Meeting of Stockholders of iPass Inc., a Delaware corporation.  The meeting will be held on _______, 2009, at 9:00 a.m. local time at __________, for the following purposes:

1.	To elect the three nominees for director named herein to hold office until the 2012 Annual Meeting of Stockholders.

2.	To ratify the selection by the Audit Committee of the Board of Directors of KPMG LLP as the independent registered public accounting firm of iPass for its fiscal year ending December 31, 2009.

3.	To consider and vote upon an amendment to iPass’ Certificate of Incorporation to declassify the Board of Directors.

4.	To conduct any other business properly brought before the meeting.

These items of business are more fully described in the Proxy Statement accompanying this Notice.

The record date for the annual meeting is April 29, 2009.  Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof. All stockholders will be required to show proof that they held shares as of the record date in order to be admitted to the Annual Meeting.

We hope you will be able to attend the Annual Meeting, but if you cannot do so, it is important that your shares be represented. We urge you to read the proxy statement carefully, and to use the WHITE proxy card to vote for the Board of Director's nominees by telephone or Internet, or by signing, dating, and returning the enclosed WHITE proxy card in the postage-paid envelope provided, whether or not you plan to attend the Annual Meeting. Instructions are provided on the WHITE proxy card.

You should know that Foxhill Opportunity Master Fund, L.P., Foxhill Opportunity Fund, L.P., Foxhill Opportunity Offshore Fund, LTD., Foxhill Capital (GP), LLC, Foxhill Capital Partners, LLC, Neil Weiner, Randall C. Bassett, Kenneth H. Traub and Paul A. Galleberg (collectively “Foxhill”), have stated their intention to propose three alternative director nominees for election at the Annual Meeting in opposition to the Board of Director's recommended nominees.

We strongly urge you to vote for the nominees proposed by the Board of Director’s by using the enclosed WHITE proxy card and not to return any proxy card sent to you by Foxhill. If you vote using a proxy card sent to you by Foxhill, you can subsequently revoke it by using the WHITE proxy card to vote by telephone or Internet, or by signing, dating and returning the WHITE proxy card in the postage-paid envelope provided. Only your last-dated proxy will count—any proxy may be revoked at any time prior to its exercise at the Annual Meeting as described in the Proxy Statement.

Important Notice Regarding the Availability of Proxy Materials for the Stockholders’ Meeting to Be Held on _______, 2009, at 9:00 a.m. local time at ___________.

The proxy statement and annual report to stockholders
are available at ____________.

By Order of the Board of Directors

/s/ Evan L. Kaplan
Evan L. Kaplan

President and Chief Executive Officer

Redwood Shores, California
[______], 2009

You are cordially invited to attend the meeting in person.  Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed WHITE proxy card, or vote over the telephone or the internet as instructed in these materials, as promptly as possible in order to ensure your representation at the meeting.  A return envelope (which is postage prepaid if mailed in the United States) has been provided for your convenience.  Even if you have voted by proxy, you may still vote in person if you attend the meeting.  Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a WHITE proxy card issued in your name from that record holder.

VOTING METHODS

The accompanying proxy statement describes important issues affecting iPass. If you are a stockholder of record, you have the right to vote your shares. To vote using the WHITE proxy card:

1. BY INTERNET

a. Go to the web site at _______________, 24 hours a day, seven days a week.

b. Enter the 12-digit number that appears in the box on the right side of the enclosed WHITE proxy card.

c. Follow the simple instructions.

2. BY TELEPHONE

a. On a touch-tone telephone, call toll-free _______________, 24 hours a day, seven days a week.

b. Enter the ____-digit number that appears in the box on the right side of the enclosed WHITE proxy card.

c. Follow the simple recorded instructions.

3. BY MAIL

a. Mark your selections on the enclosed WHITE proxy card.

b. Date and sign your name exactly as it appears on your WHITE proxy card.

c. Mail the WHITE proxy card in the enclosed postage-paid envelope.

If your shares are held in the name of a bank, broker or other holder of record, you will receive instructions from the holder of record that you must follow in order for your shares to be voted.

YOUR VOTE IS EXTREMELY IMPORTANT THIS YEAR IN LIGHT OF THE PROXY CONTEST BEING CONDUCTED BY FOXHILL.

Your vote is very important to iPass. Whether or not you plan to attend the meeting and regardless of the number of shares of common stock that you own, iPass urges you to vote in favor of the nominees of your Board of Directors by promptly marking, signing, dating and returning the enclosed WHITE proxy card and returning it to us in the accompanying postage-paid envelope or by voting by Internet or telephone as described under "Voting Methods" above.

iPass urges you not to sign any proxy card that may be sent to you by Foxhill. If you have previously returned a proxy card to Foxhill, you may change your vote by marking, signing, dating and returning the enclosed WHITE proxy card in the accompanying postage-paid envelope or by voting by Internet or telephone as described under "Voting Methods" above. Only the latest dated proxy you submit will be counted.

If you have any questions about your voting of shares, please contact the iPass proxy solicitors, MacKenzie Partners, Inc., toll free at (800) 322-2885 or by e-mail at ipass@mackenziepartners.com.

3800 Bridge Parkway Redwood Shores, California 94065

PROXY STATEMENT FOR THE 2009 ANNUAL MEETING OF STOCKHOLDERS
_______, 2009

QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING

Why am I receiving these materials?

We sent you this proxy statement and the enclosed WHITE proxy card because the Board of Directors (the “Board”) of iPass Inc. (“iPass”) is soliciting your proxy to vote at the 2009 Annual Meeting of Stockholders.  You are invited to attend the annual meeting to vote on the proposals described in this proxy statement.  However, you do not need to attend the meeting to vote your shares.  Instead, you may simply complete, sign and return the enclosed WHITE proxy card, or follow the instructions below to submit your proxy over the telephone or the Internet.

We intend to mail this proxy statement and accompanying WHITE proxy card on or about ______, 2009 to all stockholders of record entitled to vote at the annual meeting.

Who can vote at the annual meeting?

Only stockholders of record at the close of business on April 29, 2009 will be entitled to vote at the annual meeting.  On this record date, there were __________ shares of common stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If on April 29, 2009, your shares were registered directly in your name with iPass’ transfer agent, Computershare Trust Company, then you are a stockholder of record.  As a stockholder of record, you may vote in person at the meeting or vote by proxy.  Whether or not you plan to attend the meeting, we urge you to fill out and return the enclosed WHITE proxy card or vote by proxy over the telephone or on the Internet as instructed below to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If on April 29, 2009, your shares were held in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization.  The organization holding your account is considered the stockholder of record for purposes of voting at the annual meeting.  As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account.  You are also invited to attend the annual meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

Will there be a proxy contest for the election of directors at the Annual Meeting?

Foxhill has stated its intention to propose three alternative director nominees (the “Foxhill Nominees”) for election at the Annual Meeting. We believe that the current Board, with its breadth of relevant and diverse experience, together with iPass’ new nominee who will be replacing one of our directors, represent the best interests of our stockholders and that the three directors nominated by the Board should be elected. The Board unanimously recommends a vote FOR each of the Board's three nominees for director on the enclosed WHITE proxy card.

The Foxhill Nominees have NOT been endorsed by our Board of Directors.  Our Board of Directors does not believe, based on its review of the qualifications of the Foxhill Nominees as set forth in Foxhill’s proxy solicitation materials, that the Foxhill Nominees have the requisite industry experience that our Board believes would be complementary to the current expertise on the Board of Directors.  We are not responsible for the accuracy of any information provided by or relating to Foxhill contained in any proxy solicitation materials filed or disseminated by, or on behalf of, Foxhill or any other statements that Foxhill may otherwise make.

What am I voting on?

There are three matters scheduled for a vote:

•	Election of the three nominees for director named herein to hold office until the 2012 Annual Meeting of Stockholders.

•	Ratification of KPMG LLP as the independent registered public accounting firm of iPass for its fiscal year ending December 31, 2009.

•	Amendment to iPass’ Certificate of Incorporation to declassify the Board of Directors.

In addition, you are entitled to vote on any other matters that are properly brought before the annual meeting.

How do I vote?

You may either vote “For” all the nominees to the Board of Directors or you may “Withhold” your vote for any nominee you specify.  For the other matters to be voted on, you may vote “For” or “Against” or abstain from voting.  The procedures for voting are fairly simple:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the annual meeting or vote by proxy using the enclosed WHITE proxy card, vote by proxy over the telephone, or vote by proxy on the Internet.  All stockholders as of the record date, or their duly appointed proxies, may attend the Annual Meeting.

Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted.  You may still attend the meeting and vote in person if you have already voted by proxy.

•	To vote in person, come to the annual meeting and we will give you a ballot when you arrive.

•
To vote using the WHITE proxy card, simply complete, sign and date the enclosed WHITE proxy card and return it promptly.  If you return your signed WHITE proxy card to us before the annual meeting, we will vote your shares as you direct.

•
To vote over the telephone, dial toll-free _________ using a touch-tone phone and follow the recorded instructions.  You will be asked to provide the company number and control number from the enclosed WHITE proxy card.  Your vote must be received by 11:00 p.m., Pacific Daylight Time on ______, 2009 to be counted.

•
To vote on the Internet, go to ____________ to complete an electronic proxy card.  You will be asked to provide the company number and control number from the enclosed WHITE proxy card.  Your vote must be received by 11:00 p.m., Pacific Daylight Time on ______, 2009 to be counted.

We urge you to disregard any proxy card that Foxhill may send you.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a WHITE proxy card and voting instructions with these proxy materials from that organization rather than from iPass.  Simply complete and mail the WHITE proxy card to ensure that your vote is counted.  To vote in person at the annual meeting, you must obtain a valid proxy from your broker, bank, or other agent.  Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form. We urge you to disregard any proxy card that Foxhill may send you.

We provide Internet proxy voting to allow you to vote your shares on-line, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions.  However, please be aware that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you own as of April 29, 2009.

What should I do if I receive a proxy card from Foxhill?

Foxhill has stated its intention to propose the Foxhill Nominees as alternative director nominees for election at the Annual Meeting. You may receive proxy solicitation materials from Foxhill, including an opposition proxy statement and proxy card. Our Board of Directors urges you not to sign or return any proxy card sent to you by Foxhill. If you have previously voted using the Foxhill proxy card, you have every right to change your vote by executing the WHITE proxy card or by voting by telephone or through the Internet by following the instructions under "Voting Methods" above. Only the latest dated proxy you submit will be counted.

What if I return the WHITE proxy card but do not make specific choices?

If you return a signed and dated WHITE proxy card without marking any voting selections, your shares will be voted “For” the election of all three of the Board’s nominees for director, “For” the ratification of KPMG LLP as the independent registered public accounting firm of iPass for fiscal year ending December 31, 2009, and “For” the amendment to iPass’ Certificate of Incorporation to declassify the Board of Directors.  If any other matter is properly presented at the meeting, your proxy (one of the individuals named on your WHITE proxy card) will have the authority to vote your shares using his or her best judgment.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies.  In addition to these mailed proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication.  Directors and employees will not be paid any additional compensation for soliciting proxies.

We have retained MacKenzie Partners, Inc. to act as proxy solicitors for aggregate total fees estimated to be $______, plus reimbursement of out-of-pocket expenses. MacKenzie Partners expects that approximately ___ and ___ of their employees, respectively, will assist in the solicitation. They will ask brokerage houses and other custodians and nominees whether other persons are beneficial owners of iPass common stock. If so, we will reimburse banks, nominees, fiduciaries, brokers and other custodians for their costs of sending the proxy materials to the beneficial owners of iPass common stock. Our total expenses, including those of MacKenzie Partners, related to the solicitation in excess of those normally spent for an annual meeting as a result of the potential proxy contest and excluding salaries and wages of our regular employees and officers are expected to be approximately $___, of which approximately $___has been spent to date. Appendix A sets forth information relating to our director nominees as well as certain of our directors, officers and employees who are considered "participants" in our solicitation under the rules of the SEC by reason of their position as directors or director nominees of iPass or because they may be soliciting proxies on our behalf.

We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one WHITE proxy card?

If you receive more than one WHITE proxy card, your shares are registered in more than one name or are registered in different accounts.  Please complete, sign and return each WHITE proxy card to ensure that all of your shares are voted. Only your latest dated proxy for each account will be voted.

If Foxhill proceeds with its proxy contest, you may also receive an opposition proxy statement and proxy card from Foxhill. In this event, to ensure stockholders have our latest proxy information and materials to vote, we may conduct multiple mailings prior to the Annual Meeting date. We may send you a new WHITE proxy card with each mailing, regardless of whether you have previously voted. The latest dated proxy you submit will be counted.

To vote as the Board of Directors recommends, stockholders must use the WHITE proxy card or vote by telephone or through the Internet by following the instructions under "Voting Methods" above. Voting against any Foxhill nominees on the Foxhill proxy card will not be counted as a vote for the Board's nominees and will result in the revocation of any previous vote you may have cast on the WHITE proxy card. If you wish to vote pursuant to the recommendation of the Board of Directors, you should disregard any proxy card you receive other than the WHITE proxy card. If you have previously voted using the Foxhill proxy card, you have every right to change your vote by executing the WHITE proxy card or by voting by telephone or through the Internet by following the instructions under "Voting Methods" above. Only the latest dated proxy you submit will be counted.

Can I change my vote after submitting my proxy?

Yes.  You can revoke your proxy at any time before the final vote at the meeting.  You may revoke your proxy in any one of three ways:

•
You may submit another properly completed WHITE proxy card with a later date.  In addition, a later-dated gold proxy card validly executed and timely submitted to Foxhill would also revoke a prior proxy granted.

•	You may send a written notice that you are revoking your proxy to our Corporate Secretary at 3800 Bridge Parkway, Redwood Shores, CA 94065.

•	You may attend the annual meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.

If you have previously signed a proxy card sent to you by Foxhill, you may change your vote by marking, signing, dating and returning the enclosed WHITE proxy card in the accompanying postage-paid envelope or by voting by telephone or through the Internet by following the instructions under "Voting Methods" above.

When are stockholder proposals due for next year’s annual meeting?

To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by ______, to our Corporate Secretary at 3800 Bridge Parkway, Redwood Shores, CA 94065; however, if our 2010 annual meeting of stockholders is held before ______ or after ______, your proposal must be received a reasonable time before we print and mail our proxy materials.  If you wish to submit a proposal that is not to be included in next year’s proxy materials or nominate a director pursuant to our bylaws, you must provide specified information to us between ______ and ______; however, if our 2010 annual meeting of stockholders is held before ______ or after ______, your proposal must be received between 90 and 120 days before the meeting, or not more than 10 days after we announce the date of the meeting.  If you wish to submit a stockholder proposal or nomination, please review our Bylaws, which contain a description of the information required to be submitted as well as additional requirements about advance notice of stockholder proposals and director nominations.

How are votes counted?

Votes will be counted by the inspector of election appointed for the meeting, who will separately count “For” and “Withhold” votes with respect the election of directors, and “For” and “Against” votes and abstentions and broker non-votes with respect to proposals other than the election of directors.  Abstentions will be counted towards the vote total for each proposal, and will have the same effect as “Against” votes.  Broker non-votes have no effect and will not be counted towards the vote total for any proposal.

If your shares are held by your broker as your nominee (that is, in “street name”), you will need to obtain a proxy form from the institution that holds your shares and follow the instructions included on that form regarding how to instruct your broker to vote your shares.  If you do not give instructions to your broker, your broker can vote your shares with respect to “discretionary” items, but not with respect to “non-discretionary” items.  Discretionary items are proposals considered routine under the rules of the New York Stock Exchange on which your broker may vote shares held in street name in the absence of your voting instructions.  On non-discretionary items for which you do not give your broker instructions, the shares will be treated as broker non-votes.

If Foxhill does not withdraw its competing candidates for the Board of Directors, this year's election of directors will be considered a proposal on which your broker does not have discretionary authority to vote. Thus, if your shares are held in street name and you do not provide instructions as to how your shares are to be voted in the election of directors, your broker or other nominee may not be able to vote your shares in the election of directors, and your shares may not be voted for any of the nominees. We urge you to provide instructions to your broker or nominee so that your votes may be counted on this important matter. You should vote your shares by following the instructions provided on the voting instruction card that you receive from your broker.

How many votes are needed to approve each proposal?

•
In May 2008, iPass’ stockholders amended our Bylaws and adopted a majority vote standard for non-contested director elections.  Under our Bylaws, a plurality vote standard applies to contested director elections.  Therefore, for Proposal No. 1, the election of the three nominees for director, the three nominees receiving the most “For” votes (among votes properly cast in person or by proxy) will be elected.  Broker non-votes will have no effect.

•
To be approved, Proposal No. 2 ratifying KPMG LLP as the independent registered public accounting firm of iPass for fiscal year ending December 31, 2009 must receive a “For” vote from the majority of shares present and entitled to vote either in person or by proxy.  If you “Abstain” from voting, it will have the same effect as an “Against” vote.  Broker non-votes will have no effect.

•
To be approved, Proposal No. 3, our Board’s proposal to declassify our Board, must receive a “For” vote from at least sixty-six and two-thirds percent (66-2/3%) of the voting power of all of the outstanding shares of the capital stock of iPass entitled to vote generally in the election of directors.  If you “Abstain” from voting, it will have the same effect as an “Against” vote.  Broker non-votes will have no effect.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting.  A quorum will be present if at least a majority of the outstanding shares are represented by stockholders present at the meeting or by proxy.  On the record date, there were ________ outstanding and entitled to vote.  Thus ________ shares must be represented by stockholders present at the meeting or by proxy to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy vote or vote at the meeting.  Abstentions and broker non-votes will be counted towards the quorum requirement.  If there is no quorum, a majority of the votes present at the meeting or the Chairman of the meeting may adjourn the meeting to another date.

How can I find out the results of the voting at the annual meeting?

Preliminary voting results will be announced at the annual meeting.  Final voting results will be published in our quarterly report on Form 10-Q for the second quarter of 2009.

Background to the Solicitation

•	On March 13, 2008, Foxhill sent a letter to Mr. Denman requesting that iPass commence a sale process and set up an independent committee to review such process.

•	On May 23, 2008, Foxhill sent a letter to Mr. Spies requesting permission to attend a meeting of the Board of Directors and to express Foxhill’s thoughts on issues relating to iPass.

•	On May 28, 2008, Foxhill sent a letter to Mr. Spies requesting the voting results of the 2008 annual meeting of stockholders be published.

•
On June 2, 2008, three of our directors, Messrs. Spies, Clapman and McConnell (the latter is now a former director) spoke with Mr. Weiner of Foxhill by telephone during which Mr. Weiner expressed his views regarding matters concerning the company’s performance and actions he would like to see taken.

•	On June 25, 2008, Foxhill sent a letter to Mr. Spies requesting, among other things, permission to attend a meeting of the Board of Directors to express Foxhill’s views regarding iPass.

•	On July 21, 2008, Foxhill filed a Schedule 13D with the Securities Exchange Commission (the “SEC”) disclosing that Foxhill had acquired more than 5% of iPass’ outstanding shares.

•	On September 18, 2008, Neil Weiner sent a letter to Mr. Spies expressing Foxhill’s views on our Board of Directors and requesting that we immediately commence a sale process.

•	On December 9, 2008, Messrs. Kaplan, Beletic and Verdecanna met with Mr. Weiner of Foxhill in Redwood Shores, CA, and discussed Foxhill’s views on the current status of the company.

•	On December 30, 2008, Foxhill sent a letter to Mr. Posey, iPass’ then General Counsel, announcing Foxhill’s intention to submit a stockholder proposal.

•
On January 12, 2009, iPass sent a letter to Foxhill suggesting revisions to Foxhill’s stockholder proposal and supporting statement, to assist Foxhill in bringing the proposal into compliance with the requirements of iPass’ Bylaws for including the proposal in iPass’ proxy statement for the Annual Meeting.

•	On January 23, 2009, Foxhill sent a letter to iPass revising its stockholder proposal and supporting statement as suggested by iPass.

•
On February 26, 2009, Foxhill sent a letter to iPass advising that it would be nominating its own slate of three directors and submitting its own proxy statement, soliciting proxies to elect its director nominees and in support of its stockholder proposal.

•	On March 4, 2009, Messrs. Kaplan and Verdecanna met with Mr. Weiner of Foxhill in New York, NY, and discussed matters relating to the company performance and future.

•
On March 12, 2009, Foxhill sent a letter to iPass demanding, among other records, a list of our stockholders.  After discussions between the parties respective counsel, iPass subsequently provided the list of stockholders.

•	On April 7, 2009, Foxhill sent a letter to iPass expressing its view regarding certain actions taken by iPass.

•	On April 9, 2009, Foxhill filed a preliminary proxy statement with the SEC.

•
On April 14, 2009, counsel to iPass contacted counsel to Foxhill informing them that iPass would be filing its preliminary proxy statement with the SEC seeking stockholder approval of the declassification of our Board of Directors, that Foxhill’s stockholder proposal was therefore moot, and requesting that Foxhill withdraw the proposal.

•	After subsequent discussions, on April 16, 2009, Foxhill sent a letter to iPass withdrawing the stockholder proposal.

•	On April 17, 2009, iPass filed a preliminary proxy statement with the SEC.

•	On April 22, 2009, Foxhill filed an amended preliminary proxy statement with the SEC, omitting the stockholder proposal.

Proposal 1

Election of Directors

This Proposal 1 is to elect the three nominees for director named herein. iPass’ Board of Directors is currently divided into three classes.  Vacancies on the Board of Directors may be filled only by persons elected by a majority of the remaining directors.  A director elected by the Board of Directors to fill a vacancy in a class shall serve for the remainder of the full term of that class, and until the director’s successor is elected and qualified.  This includes vacancies created by an increase in the number of directors.

The Board of Directors currently has nine members.  There are three directors in the class whose terms of office expire in 2009, and three nominees for election to the class whose terms of office expire in 2012.  Mr. Spies is currently a director of iPass who was previously elected by the stockholders. Mr. Kaplan was elected to iPass’ Board in November 2008.  Mr. Majteles was nominated to become a director in April 2009. Mr. John Beletic, Chairman of the Board of iPass, recommended to the Corporate Governance and Nominating Committee that Mr. Kaplan be recommended for election to iPass’ Board, and our Corporate Governance and Nominating Committee, in part based upon such recommendation, recommended to the Board that Mr. Kaplan be elected to iPass’ Board. Mr. Kaplan, iPass’ chief executive officer, recommended to the Corporate Governance and Nominating Committee that Mr. Majteles be recommended for election to iPass’ Board, and our Corporate Governance and Nominating Committee, in part based upon such recommendation, recommended to the Board that Mr. Majteles be elected to iPass’ Board.  Each of these three nominees has consented to being named in this proxy statement and to serve as a director of iPass if elected.

Each of the three nominees elected at the annual meeting will serve until the 2012 annual meeting and until his successor is elected and has qualified, or until the director’s death, resignation or removal.  It is our policy to encourage directors to attend the annual meeting, and for those purposes to permit attendance by telephone.  Eight of the then ten iPass directors attended the 2008 Annual Meeting of Stockholders.

Nominees for Election for a Three-Year Term Expiring at the 2012 Annual Meeting of Stockholders

The following is a brief biography of each nominee for director.

Evan L. Kaplan, age 49, has served as our President and Chief Executive Officer, and as a member of our Board of Directors, since November 2008.  From February 1996 to July 2007, Mr. Kaplan served as founder, President, Chief Executive Officer and Chairman of Aventail Corporation, a pioneer in the virtual private networking (VPN) equipment and services market and a long time strategic partner of  iPass Inc.  After Aventail was acquired by SonicWALL, Inc., an IT security and data backup and recovery solution company in 2007, Mr. Kaplan remained with SonicWALL from July 2007 until January 2008 as Vice President of Business Development.  From January 2008 until July 2008, Mr. Kaplan was on extended vacation with his family.  From August 2008 until November 2008, Mr. Kaplan acted as a consultant to iPass , providing business planning and strategic and tactical advice and counseling to iPass, which enabled the Board to make an assessment of Mr. Kaplan that resulted in Mr. Kaplan becoming iPass’ President and Chief Executive Officer.  Mr. Kaplan received $100,000 for the consulting services rendered.

Robert J. Majteles, age 44, has served as the managing partner of Treehouse Capital LLC, an investment firm, since 2001. Mr. Majteles currently sits on the boards of directors of Macrovision Solutions Corporation, a digital entertainment technology company, U.S. Auto Parts Network, Inc., an ecommerce company focused on auto parts, Unify Corporation, a business software and services company, Comarco, Inc, a company focused on the design and manufacture of mobile power devices, and Adept Technology, Inc., a robotics systems and services company. In addition, Mr. Majteles is a Lecturer at U.C. Berkeley, at both the graduate and undergraduate levels.  Mr. Majteles holds a B.A. from Columbia University and a J.D. from Stanford University.

Allan R. Spies, age 60, has served as a member of our Board of Directors since December 2002, and as our lead independent director from February 2007 until October 2008.  From 1997 until his retirement in June 2000, Mr. Spies served as Executive Vice President and Chief Financial Officer of US West Communications, a telecommunications company that was acquired by Qwest Communications International, Inc. in June 2000.  Mr. Spies also serves on the board of InfoNow Corporation, a provider of enterprise channel management software.

Foxhill has stated its intention to propose alternative director nominees for election at the Annual Meeting. The Board unanimously recommends a vote FOR each of the Board's three nominees for director on the enclosed WHITE proxy card.

Directors Continuing In Office Until The 2010 Annual Meeting of Stockholders

Peter G. Bodine, age 46, has served as a member of our Board of Directors since November 1998.  Mr. Bodine has served as a general partner of APV Technology Partners, a venture capital firm, since 1994 and as a managing director of Allegis Capital, LLC, a venture capital firm, since 2006.  He served as Executive Vice President of Asia Pacific Ventures, a consulting and advisory firm, from December 1992 until October 2005.

Arthur C. Patterson, age 65, has served as a member of our Board of Directors since December 1996.  Mr. Patterson is a general partner of Accel Partners, a venture capital firm that he founded in 1983.  Mr. Patterson also serves on the board of Actuate Corporation, an enterprise reporting software company and MetroPCS Communications, Inc., a wireless communications company.

Directors Continuing In Office Until The 2011 Annual Meeting of Stockholders

A. Gary Ames, age 64, has served as a member of our Board of Directors since July 2002.  From July 1995 until his retirement in June 2000, Mr. Ames served as President and Chief Executive Officer of MediaOne International, a broadband and wireless company.  Mr. Ames serves on the boards of SuperValu, Inc., a food and drug retailer, and F5 Networks, Inc., an application traffic management company.

John D. Beletic, age 57, has served as a member of our Board of Directors since November 1999 and as our Chairman since November 2008. Since July 2002 he has been a venture partner with Oak Investment Partners, a venture capital firm.  He also serves as Chairman of Fiber Tower Inc., a provider of wireless backhaul services to mobile network carriers, where he previously served from August 2006 to September 2008 as Executive Chairman. From July 2002 to September 2004, Mr. Beletic also served as Executive Chairman of Oculan Corporation, a network monitoring and intrusion detection company. From August 1994 until December 2001, Mr. Beletic served as Chief Executive Officer and Chairman of the Board of PageMart Inc., a wireless messaging service, and Weblink Wireless, Inc., a communications service company. Previously, Mr. Beletic was Chairman and CEO of Tigon Corporation, a voicemail service provider, which was acquired by Ameritech Corporation, a telecommunications company. Mr. Beletic also serves on the board of Tessco Technologies, a wireless technology provider.

Peter C. Clapman, age 73, has served as a member of our Board of Directors since February 2007.  From November 1972 to July 2005, he served as senior vice president and chief counsel for TIAA-CREF (Teachers Insurance and Annuity Association of America and College Retirement and Equities Fund), an investment fund.   Since October 2005, Mr. Clapman has been a partner of Governance for Owners LLP, a U.K. based investment organization, which offers global investment and governance products and services to institutional investors, and he also serves as President and CEO of its U.S. corporate governance operations. In addition, since October 2005, Mr. Clapman has served as the independent chairman of the board of trustees of the AARP mutual funds. Mr. Clapman also serves as a board member of the National Association of Corporate Directors and on its Governance Committee.

Stanley P. Gold, age 66, has served as a member of our Board of Directors since March 2008, is President and Chief Executive Officer of Shamrock Holdings, Inc. (“SHI”), a diversified investment company owned by the Roy E. Disney family.  He also serves as an executive officer of certain subsidiaries of SHI, including Shamrock Holdings of California, Inc., and Shamrock Capital Advisors, Inc. Prior to joining SHI in 1978, Mr. Gold was a partner in the law firm of Gang, Tyre, Ramer & Brown.  Mr. Gold serves as a member of the Board of Trustees for the University of Southern California; Chairman of the Board of the Jewish Federation of Greater Los Angeles; and as a member of the Board of Governors of the Hebrew Union College-Jewish Institute of Religions.  He has previously served as a director of The Walt Disney Company; Ansell, Ltd.; and Enterra Corporation.

Independence of the Board of Directors

As required under the listing standards of the National Association of Securities Dealers, Inc. (the “Nasdaq listing standards”), a majority of the members of a listed company’s Board of Directors must qualify as “independent,” as affirmatively determined by the Board of Directors.  The Board of Directors consults with our legal counsel to ensure that the Board of Directors’ determinations are consistent with all relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of the Nasdaq Global Market, as in effect from time to time.

Consistent with these considerations, after review of all relevant transactions or relationships between each director, or any of his or her family members, and iPass, its senior management and its independent registered public accounting firm, the Board of Directors affirmatively has determined that all of our directors are independent directors within the meaning of the applicable Nasdaq listing standards, except for Mr. Kaplan, our President and Chief Executive Officer.  In making this determination, the Board of Directors considered the Letter Agreement with Shamrock, pursuant to which Mr. Gold was elected to the Board, and the related transactions and arrangements contained therein, including Shamrock’s stock ownership of iPass.

Information Regarding the Board of Directors and its Committees

Mr. Spies served as lead independent director from February 2007 until Mr. Beletic was elected as Chairman of the Board in October 2008.

Our Board of Directors has an Audit Committee, a Compensation Committee, and a Corporate Governance and Nominating Committee.  The following table provides membership information for 2008 for each of the committees:

Name	Audit	Compensation	Corporate Governance and Nominating
Kenneth D. Denman(1)
Evan L. Kaplan
A. Gary Ames	X		X*
John D. Beletic(2)		X	X
Peter G. Bodine		X
Peter C. Clapman			X
Stanley P. Gold(3)
Michael J. McConnell(4)	X	X
Arthur C. Patterson(5)		X*
Olof Pripp(6)	X
Allan R. Spies	X*		X
______________________________
*	Committee Chairperson

(1)	Mr. Denman resigned as a director, officer and employee of iPass effective November 10, 2008.
(2)	Mr. Beletic resigned as Chairperson of the Compensation Committee in November 2008.
(3)	Mr. Gold was appointed to the Board of Directors on May 29, 2008.
(4)	Mr. McConnell resigned from the Board of Directors effective October 31, 2008.
(5)	Mr. Patterson was appointed Chairperson of the Compensation Committee in November 2008.
(6)	Mr. Pripp is not standing for reelection at this Annual Meeting.

Below is a description of each committee of the Board of Directors.  Each of the committees has authority to engage legal counsel or other experts or consultants, as it deems appropriate to carry out its responsibilities.  The Board of Directors has determined that each member of each committee meets the applicable rules and regulations regarding “independence” and that each member is free of any relationship that would interfere with his or her individual exercise of independent judgment with regard to iPass.

Audit Committee

The Audit Committee of the Board of Directors oversees our corporate accounting and financial reporting process.  For this purpose, the Audit Committee performs several functions.  The Audit Committee evaluates the performance of and assesses the qualifications of the independent registered public accounting firm; determines and approves the engagement of the independent registered public accounting firm; determines whether to retain or terminate the existing independent registered public accounting firm or to appoint and engage a new independent registered public accounting firm; reviews and approves the retention of the independent registered public accounting firm to perform any proposed permissible non-audit services; monitors the rotation of partners of the independent registered public accounting firm on our audit engagement team as required by law; confers with management and the independent registered public accounting firm regarding the effectiveness of internal controls over financial reporting; establishes procedures, as required under applicable law, for the receipt, retention and treatment of complaints received by iPass regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters; and meets to review our annual audited financial statements and quarterly financial statements with management and the independent registered public accounting firm, including reviewing iPass’ disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” The Audit Committee met six times during 2008.  Our Audit Committee Charter is available on our website at www.ipass.com.

The Board of Directors has reviewed the Nasdaq listing standards definition of independence for Audit Committee members and has determined that all members of our Audit Committee, both in 2008 and currently, are independent (as independence is currently defined in Rule 5605(c)(2) of the Nasdaq listing standards).  The Board of Directors has determined that Mr. Spies qualifies as an “audit committee financial expert,” as defined in applicable Securities and Exchange Commission (SEC) rules.  The Board of Directors made a qualitative assessment of Mr. Spies’ level of knowledge and experience based on a number of factors, including his formal education and experience as Chief Financial Officer of U.S. West Communications, a telecommunications company that was acquired by Qwest Communications International.

Compensation Committee

The Compensation Committee of the Board of Directors reviews and approves the overall compensation strategy and policies for iPass.  The Compensation Committee: reviews and approves corporate performance goals and objectives relevant to the compensation of our executive officers and other senior management; reviews and approves the compensation and other terms of employment of our Chief Executive Officer; reviews and approves the compensation and other terms of employment of the other officers; and administers our stock option and purchase plans, and other similar plans and programs.  All members of our Compensation Committee are independent (as independence is currently defined in Rule 5605(a)(2) of the Nasdaq listing standards).  The Compensation Committee met ten times during 2008.  Our Compensation Committee Charter is available on our website at www.ipass.com.

The processes used by the Compensation Committee for the consideration and determination of executive officer compensation consists of the following:

•	meeting regularly to review and evaluate compensation matters;

•	evaluating the Chief Executive Officer’s recommendation regarding the amount and form of compensation for other executive officers;

•	analyzing third party survey data in connection with establishing the amount and form of the Chief Executive Officer’s compensation; and

•	analyzing third party survey data in connection with evaluation of compensation matters.

The Compensation Committee has full access to all of our books, records, facilities and personnel as deemed necessary or appropriate by any member of the Compensation Committee to discharge his or her responsibilities under its charter.  The Compensation Committee has the authority to obtain, at our expense, advice and assistance from internal or external legal, accounting or other advisors and consultants.  In addition, the Compensation Committee has sole authority to retain and terminate any compensation consultant to assist in the evaluation of chief executive officer or senior executive compensation.  The Compensation Committee has the authority to incur other reasonable expenditures for external resources that the Compensation Committee deems necessary or appropriate in the performance of its duties.

The Board of Directors has delegated the authority to the Chief Executive Officer to approve non-officer retention and new hire stock award grants within defined limits.  In 2008, the Chief Executive Officer had the authority to issue new hire stock options within defined limits.  The Chief Executive Officer does recommend the amount and form of compensation for other executive officers, but does not determine such compensation.

In August 2006, the Compensation Committee hired Mercer Human Resource Consulting to conduct a compensation survey related to executive compensation.  Mercer Human Resource Consulting was instructed to review the compensation paid to executive officers at comparable companies.  Mercer Human Resource Consulting was also instructed to make recommendations to the Compensation Committee as to possible changes to our compensation practices based upon the results of the survey.  The Compensation Committee continued to use this information throughout 2008.  The Compensation Committee considered this information in establishing the Chief Executive Officer’s compensation and other executive management compensation plans for 2008.

The specific determinations of the Compensation Committee with respect to executive compensation for fiscal 2008 are described in greater detail in the Compensation Discussion and Analysis section of this proxy statement.

Corporate Governance and Nominating Committee

The Corporate Governance and Nominating Committee of the Board of Directors is responsible for identifying, reviewing and evaluating candidates to serve as directors of iPass, reviewing and evaluating incumbent directors, recommending to the Board of Directors for selection candidates for election to the Board of Directors, making recommendations to the Board of Directors regarding the membership of the committees of the Board of Directors and assessing the performance of the Board of Directors.  In addition, the Corporate Governance and Nominating Committee hired Mercer Human Resource Consulting in 2006, 2007 and 2008 to conduct a compensation survey related to director compensation.  All members of the Corporate Governance and Nominating Committee are independent (as independence is currently defined in Rule 5605(a)(2) of the Nasdaq listing standards).  The Corporate Governance and Nominating Committee met ten times during 2008.  Our Corporate Governance and Nominating Committee Charter is available on our website at www.ipass.com.

The Corporate Governance and Nominating Committee has established specific, minimum attributes that would be desirable for a candidate to have to serve on our Board of Directors.  The Corporate Governance and Nominating Committee will consider all of the relevant qualifications of candidates for the Board of Directors, including the following minimum qualifications: possessing relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to the affairs of iPass, having demonstrated excellence in his or her field, having the ability to exercise sound business judgment and having the commitment to rigorously represent the long-term interests of our stockholders.  The Corporate Governance and Nominating Committee will also consider the current needs of the Board of Directors and iPass, including whether the candidates for the Board of Directors will be independent for Nasdaq purposes.  In the case of incumbent directors whose terms of office are set to expire, the Corporate Governance and Nominating Committee will also review such directors’ overall service to iPass during their term, and any relationships and transactions that might impair such directors’ independence.  The Corporate Governance and Nominating Committee will conduct any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board of Directors.  To date, the Corporate Governance and Nominating Committee has not paid a fee to any third party to assist in the process of identifying or evaluating director candidates.  To date, the Corporate Governance and Nominating Committee has not received a recommendation for a director nominee from a stockholder or stockholders holding more than 5% of our voting stock other than the recommendation by Shamrock Activist Value Fund, L.P. (“Shamrock”) of Michael J. McConnell and Mr. Clapman in February 2007 and the recommendation by Shamrock of Mr. Gold in March 2008.  Mr. McConnell served on our Board of Directors from February 2007 to October 2008, and Messrs. Clapman and Gold are currently serving as directors. Foxhill, one of our stockholders holding more than 5% of our voting stock, has stated its intention to propose its alternative director nominees for election by stockholders the Annual Meeting, but did not submit its nominees to the Corporate Governance and Nominating Committee. The Board unanimously recommends a vote FOR each of the Board's three nominees for director on the enclosed WHITE proxy card. The Board urges stockholders to disregard any proxy card that Foxhill may send you.

The Corporate Governance and Nominating Committee will consider director candidates recommended by stockholders.  The Corporate Governance and Nominating Committee does not intend to alter the manner in which it evaluates candidates based on whether the candidate was recommended by a stockholder or not.  Stockholders who wish to recommend individuals for consideration by the Corporate Governance and Nominating Committee to become nominees for election to the Board of Directors may do so by delivering a written recommendation to the Corporate Governance and Nominating Committee at the following address: 3800 Bridge Parkway, Redwood Shores, CA 94065.  Submissions must include the full name of the proposed nominee, a description of the proposed nominee’s business experience for at least the previous five years, complete biographical information, a description of the proposed nominee’s qualifications as a director and a representation that the nominating stockholder is a beneficial or record owner of our common stock.  Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected.

Meetings of the Board of Directors

The Board of Directors met eighteen times during 2008.  Each director attended at least 75% of the aggregate of the meetings of the Board of Directors and of the committees on which he served, held during the period for which he was a director or committee member, respectively, other than Mr. Gold, who according to the company’s records did not attend 75% of the meetings of the Board and the committees upon which he serves; Mr. Gold disputes the company’s records, and believes that he did attend at least 75% of the meetings of the Board and the committees upon which he serves.

Stockholder Communications With The Board of Directors

Our Board of Directors has adopted a formal process by which stockholders may communicate with the Board of Directors or any of our directors.  Stockholders who wish to communicate with the Board of Directors may do so by sending written communications addressed to the Secretary of iPass at 3800 Bridge Parkway, Redwood Shores, California 94065.  All communications should include the number of shares of iPass common stock held and will be forwarded by the Secretary of iPass to the Board of Directors or the individual directors, as designated.  All communications directed to the Audit Committee in accordance with our policy regarding accounting matters complaint procedures that relate to questionable accounting or auditing matters involving iPass will be promptly and directly forwarded to the Audit Committee.

Code of Conduct and Ethics

We have adopted a code of conduct and ethics that applies to all members of our Board of Directors and employees, including the principal executive officer, principal financial officer and principal accounting officer.  This code of conduct and ethics is posted on our Website.  The Internet address for our Website is http://www.ipass.com, and our code of conduct and ethics may be found as follows:

1.	From our main Web page, first click on “Investors.”

2.	Next, click on “Corporate Governance.”

3.	Then, click on “Code of Conduct.”

4.	Finally, click on “Code of Conduct and Ethics.”

We intend to satisfy the disclosure requirement under Item 5.05 of Form 8-K regarding amendments to, or waivers from, a provision of this code of conduct and ethics by posting such information on our website, at the address and location noted above.

Report of the Audit Committee of the Board of Directors1

The Audit Committee of the Board of Directors for the fiscal year ended December 31, 2008 consisted of three members: Messrs. Ames, Pripp, and Spies.  Mr. McConnell also served on the Audit Committee before resigning from the Board of Directors and from the Audit Committee effective October 31, 2008.  All members of iPass’ Audit Committee are independent (as independence is defined in Rules 5605(a)(2) and 5605(c)(2) of the Nasdaq listing standards).

The Audit Committee oversees iPass’ financial reporting process on behalf of the Board of Directors.  Management has primary responsibility for the financial statements and the reporting process including the systems of internal controls and disclosure controls and procedures.  In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements in iPass’ Annual Report with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

The Audit Committee is responsible for reviewing, approving and managing the engagement of the independent registered public accounting firm, including the scope, extent and procedures of the annual audit and compensation to be paid thereto, and all other matters the Audit Committee deems appropriate, including the independent registered public accounting firm’s accountability to the Board of Directors and the Audit Committee.  The Audit Committee reviewed with the independent registered public accounting firm, who is responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of iPass’ accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards and those matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T.  In addition, the Audit Committee has discussed with the independent registered public accounting firm the auditors’ independence from management and iPass, including the matters in the written disclosures required by the Independence Standards Board Standard No. 1 and received by the Audit Committee.

The Audit Committee discussed with iPass’ independent registered public accounting firm the overall scope and plans for its audits.  The Audit Committee meets with the independent registered public accounting firm, with and without management present, to discuss the results of its examinations, its evaluation of iPass’ internal controls and the overall quality of iPass’ financial reporting.  The Audit Committee met six times during 2008.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board of Directors has approved, that the audited financial statements be included in iPass’ Annual Report on Form 10-K for the fiscal year ended December 31, 2008 for filing with the Securities and Exchange Commission.  The Audit Committee has also retained, subject to stockholder ratification described in Proposal 2, KPMG LLP as iPass’ independent registered public accounting firm for the fiscal year ending December 31, 2009.

__________________________

1 The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of iPass under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Audit Committee

Allan R. Spies, Chairman
A. Gary Ames
Olof Pripp

Proposal 2

Ratification of Independent Auditors

The Audit Committee of the Board of Directors has selected KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2009 and has further directed that management submit the selection of the independent registered public accounting firm for ratification by the stockholders at the annual meeting.  KPMG LLP has audited our financial statements since May 2002.  Representatives of KPMG LLP are expected to be present at the annual meeting.  They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither our Bylaws nor other governing documents or law require stockholder ratification of the selection of KPMG LLP as our independent registered public accounting firm.  However, the Audit Committee is submitting the selection of KPMG LLP to the stockholders for ratification as a matter of good corporate practice.  If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm.  Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of iPass and its stockholders.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting will be required to ratify the selection of KPMG LLP. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes.  Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

Principal Accountant Fees and Services

The following table represents aggregate fees billed to iPass for fiscal years ended December 31, 2008 and December 31, 2007, by KPMG LLP, our independent registered public accounting firm:

Fee Category	Fiscal 2008 Fees	Fiscal 2007 Fees
Audit Fees	$1,190,000	$1,225,000
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—
Total Fees	$1,190,000	$1,225,000

Audit Fees.  Consists of fees billed for professional services rendered for the audit of iPass’ consolidated financial statements and review of the interim consolidated financial statements included in quarterly reports, review of the tax provision, comfort letters and consents, and services that are normally provided by KPMG LLP in connection with statutory and regulatory filings or engagements.

All of these services were approved by the Audit Committee prior to the services being rendered to us.

Pre-Approval Policies and Procedures

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm.  These services may include audit services, audit-related services, tax services and other services.  Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget.  The independent registered public accounting firm and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date.  The Audit Committee may also pre-approve particular services on a case-by-case basis.

The Board Of Directors Recommends A Vote In Favor Of Proposal 2.

Proposal 3

Amendment to Certificate of Incorporation to Declassify Board of Directors

The Board is requesting stockholder approval of an amendment to the iPass Amended and Restated Certificate of Incorporation to declassify the Board, so that members of the Board, following the 2009 Annual Meeting of Stockholders, will be elected for one year terms. The proposed amendment was approved by the Board on April 13, 2009, and to be effective, the amendment must be approved by the stockholders and filed with the Secretary of State of the State of Delaware.

The iPass Amended and Restated Certificate of Incorporation currently provides that the iPass Board is divided into three classes and that directors be elected for terms ending at the third annual meeting following election. As a result:  three directors will be elected at the 2009 Annual Meeting of Stockholders and their terms will expire at the 2012 Annual Meeting of Stockholders; two current directors (Messrs. Bodine and Patterson) have terms that will expire at the 2010 Annual Meeting of Stockholders; and four directors (Messrs. Ames, Beletic, Clapman, and Gold) have terms that will expire at the 2011 Annual Meeting of Stockholders.

        Currently, due to the classification of the Board, only approximately 1/3 of our Board is elected each year, and so no entity could take control of the Board in a single proxy contest.  In the event that Proposal 3 is passed and our Board is declassified, this would make it possible for an entity wishing to take control of our Board to do so, beginning with our 2011 annual meeting of stockholders, in a single proxy contest.  This would occur if the entity proposed its own slate of directors for election and the stockholders elected that entity’s slate, resulting in a majority of our Board consisting of members proposed by that entity.

The proposed amendment to the Certificate of Incorporation provides that each director elected after the 2009 Annual Meeting of Stockholders will be elected for a one-year term at each annual meeting. For directors appointed other than at an annual meeting, their terms would end at the first annual meeting following their election. The proposed amendment to reflect declassification of the board will delete Article V, Section A.2.b. of the iPass Amended and Restated Certificate of Incorporation, rename Article V, Section A.2.c. as Article V, Section A.2.b., amend Article V, Section A.2.a. to read in its entirety as follows:

“All directors elected prior to or at the corporation’s 2009 annual meeting of stockholders and in office as of the date of the filing hereof were elected for three year terms, expiring at the third annual meeting following their election. All directors elected after the Corporation’s 2009 annual meeting of stockholders shall be elected at each annual meeting of stockholders for a term expiring at the next annual meeting of stockholders following their election.”

If this Proposal 3 is approved by the stockholders, iPass will file a Certificate of Amendment reflecting the amendments of Article V, Section A.2. of the iPass Amended and Restated Certificate of Incorporation, and will also amend the iPass Bylaws to reflect the declassification of the Board.

Under applicable law, the terms of the directors who have been elected to terms greater than one year prior to the amendment to the Restated Certificate of Incorporation described herein will not be reduced as a result of this amendment. Therefore, the three directors that are elected to three year terms at this Annual Meeting of Stockholders will serve until 2012. Directors elected at the 2010 and 2011 Annual Meetings of Stockholders would be elected to one-year terms. Therefore, at the 2012 Annual Meeting of Stockholders, all directors will be elected to one-year terms.

        Foxhill had presented a proposal to be included in this proxy statement for our stockholders to recommend to the Board that the Board be declassified.  Originally we had made suggestions to Foxhill’s proposal to enable it to meet the requirements for inclusion in this proxy statement.  On further review, however, our Board determined that it was advisable that the Board be declassified as a matter of good corporate governance, and determined to present this Proposal 3 to our stockholders.  See “Background to the Solicitation” for background on our interactions with Foxhill.

The affirmative vote of the holders of sixty-six and two-thirds percent (66-2/3%) of the outstanding shares of the common stock will be required to approve this amendment to the iPass Amended and Restated Certificate of Incorporation. As a result, abstentions and broker non-votes will have the same effect as against votes.

The Board Of Directors Recommends A Vote in Favor of Proposal 3.

Executive Officers

Set forth below is information regarding our executive officers as of April 1, 2009.

Name	Age	Position
Evan L. Kaplan	49	President and Chief Executive Officer
Frank E. Verdecanna	38	Vice President and Chief Financial Officer
John C. Charters	47	Chief Operating Officer
Jayendra Patel	52	Senior Vice President, Product Development

For biographical information regarding Mr. Kaplan, please see Proposal 1 – Election of Directors.

Mr. Verdecanna has served as our Vice President and Chief Financial Officer since December 2005.  From July 2005 to December 2005, Mr. Verdecanna served as our Vice President and Interim Chief Financial Officer.  In December 2004, Mr. Verdecanna was appointed as Vice President in addition to his role as Corporate Controller.  Mr. Verdecanna was appointed Principal Accounting Officer by our Board of Directors in January 2003 and joined us in October 2000 as Corporate Controller.  Prior to joining us, Mr. Verdecanna was Vice President and Chief Financial Officer for Impact Hire, Inc., a recruiting software and service provider, from October 1999 to October 2000.  From November 1996 to June 1999, Mr. Verdecanna served in various positions, most recently, as Corporate Controller for Interlink Computer Sciences, Inc., a public enterprise software company until its acquisition by Sterling Software, Inc. From December 1993 to November 1996, Mr. Verdecanna worked for Coopers and Lybrand L.L.P., leaving as a senior associate.

Mr. Charters has served as our Chief Operating Officer since November 2004.  From July 2003 to November 2004, Mr. Charters served as the Chief Executive Officer of the Charters Group, an independent consulting services company.  From April 2002 until July 2003, Mr. Charters served as the Chief Executive Officer of Expanets Communications, a majority owned subsidiary of Northwestern Corporation and a reseller of voice and data equipment.  In September 2003, Northwestern Corporation voluntarily filed for bankruptcy.  From December 1999 until February 2002, Mr. Charters served as a Founder and Chief Executive Officer of Qwest CyberSolutions, a joint venture formed by Qwest Communications and KPMG Consulting and a provider of complex business applications hosting and management services nationwide.  Mr. Charters was the subject of a broad SEC investigation that included his activities while at Expanets, Inc., a subsidiary of Northwestern Corporation, alleging that Mr. Charters had partial responsibility for material misrepresentations and omissions in Northwestern’s public filings with the SEC and in other public statements.  Mr. Charters was employed at Expanets from April 2002 to July 2003.  In 2007, Mr. Charters settled a civil action brought by the SEC without admitting or denying guilt.  In connection with the settlement, Mr. Charters paid a civil penalty of $50,000.

Mr. Patel has served as our Senior Vice President of Product Development since March 2009. From August 2001 to June 2008, Mr. Patel was Vice President of Engineering at VeriSign, an infrastructure services company.  Prior to his appointment to Vice President at VeriSign, Mr. Patel held various positions with increasing responsibilities at VeriSign, starting in March 1997. Earlier in his career, Mr. Patel was employed at Taligent, a software development company, Apple Computer, Inc., a consumer electronics and software company, Daisy Systems Corporation, a computer-aided engineering company, and Visual Edge Software Ltd., a software development company.  Mr. Patel holds an M.S. in Computer Science from Case Western Reserve University.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information regarding the ownership of our common stock as of March 1, 2009, except as otherwise specified in the footnotes to the table, by: (a) each director and nominee for director; (b) each of the executive officers named in the Summary Compensation Table presented later in this proxy statement; (c) all executive officers and directors of iPass as a group; and (d) all those known by us to be beneficial owners of more than five percent of our common stock.  Unless otherwise provided, the stockholder referenced has sole voting and investment power with respect to the outstanding shares listed.  All percentages in this table are based on a total of 62,618,093 shares of common stock outstanding on March 1, 2009.  Unless otherwise indicated, the address for each listed beneficial owner is c/o iPass Inc., 3800 Bridge Parkway, Redwood Shores, California 94065.

		Beneficially Owned (Including the Number of Shares Shown in the First Column)
Name and Address of Beneficial Owner	Shares Issuable Pursuant to Options Exercisable Within 60 Days of March 1, 2009	Shares	Percent
Evan L. Kaplan	—	—	*
Kenneth D. Denman(1)	—	2,528,300	4.0%
John Charters	345,000	388,100	*
Bruce K. Posey(2)	244,430	422,063	*
Frank Verdecanna	174,375	223,600	*
Joel Wachtler(3)	290,000	338,800	*
Arthur C. Patterson(4)	225,000	495,480	*
Peter G. Bodine(5)	225,000	261,523	*
A. Gary Ames	225,000	235,000	*
John D. Beletic(6)	368,000	432,000	*
Allan R. Spies	225,000	241,667	*
Olof Pripp	75,000	95,000	*
Peter C. Clapman	60,000	75,000	*
Stanley P. Gold(7)	30,000	6,135,169	9.8%
Robert J. Majteles	—	—	*
Royce & Associates LLC(8)	—	3,666,917	5.9%
Entities affiliated with Shamrock Partners Activist Value Fund, L.L.C.(9)	—	6,095,169	9.7%
Entities affiliated with Foxhill Opportunity Master Fund, L.P.(10)	—	4,355,162	7.0%
Entities affiliated with WC Capital Management, LLC(11)	—	3,531,327	5.6%
Entities affiliated with Federated Investors, Inc.(12)	—	3,403,446	5.4%
All directors and executive officers as a group (16 persons)	—	12,056,139	18.5%
___________________________
*	Less than one percent (1%).
(1)	Includes 2,375,300 shares held by the Kenneth D. Denman Revocable Trust. Mr. Denman resigned as a director, officer and employee of iPass effective November 10, 2008.
(2)	Mr. Posey resigned as an iPass employee and officer effective January 30, 2009.
(3)	Mr. Wachtler resigned as an iPass employee and officer effective March 31, 2009.
(4)
Includes 185,439 shares held by Ellmore C. Patterson Partners.  ECPP Managers, LLC is the General Partner of Ellmore C. Patterson Partners, and Mr. Patterson is a member of the board of managers of ECPP Managers, LLC. Does not include 187,667 shares held by the ACP Family Partnership, in which members of Mr. Patterson’s immediate family hold a pecuniary interest but over which Mr. Patterson holds no voting or investment power.  Mr. Patterson disclaims beneficial ownership of all of these shares except to the extent of his pecuniary interest therein.

(5)
South Fork Ventures holds 18,327 shares.  Mr. Bodine is a Managing Member of South Fork Ventures.  Mr. Bodine disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein.

(6)	Includes 54,000 shares held in the name of John and Anne Partnership, Ltd.
(7)
Funds affiliated with Shamrock Partners Activist Value Fund, L.L.C., a Delaware limited liability company (“Shamrock Partners”) hold 6,095,169 shares.  Mr. Gold is the President and Chief Executive Officer of Shamrock Partners.  Mr. Gold disclaims beneficial ownership of the shares held by Shamrock Partners except to the extent of his pecuniary interest therein.

(8)
The address for Royce & Associates, LLC is 1414 Avenue of the Americas, New York, NY 10019.  The data regarding the stock ownership of Royce & Associates, LLC is as of December 31, 2008 from the Schedule 13G/A filed by Royce & Associates, LLC on January 26, 2009.  Includes 3,526,917 shares held by Royce Low Priced Stock Fund, an investment company registered under the Investment Company Act of 1940 and managed by Royce & Associates, LLC.

(9)
Shamrock Partners is the managing member of Shamrock Activist Value Fund GP, L.L.C., a Delaware limited liability company (the “General Partner”), which is the general partner of three funds which collectively own the shares reported.  Shamrock Partners has sole voting and investment power with respect to all of such shares, the General Partner has shared voting and investment power with respect to all of these shares, and each of the funds has shared voting and investment power with respect to the shares held by the respective funds.  The address for each of these Shamrock entities is 4444 Lakeside Drive, Burbank, California 91505. The data regarding the stock ownership of Shamrock Partners is as of November 3, 2008 from the Schedule 13D filed by Shamrock Partners on November 4, 2008.

(10)
The address for Foxhill Opportunity Master Fund, L.P. is c/o Foxhill Capital Partners, LLC, 502 Carnegie Center, Suite 104, Princeton, NJ 08540.  The data regarding the stock ownership of Foxhill Opportunity Master Fund, L.P. is as of April 7, 2009 from the Schedule 13D/A filed by Foxhill Opportunity Master Fund, L.P. on April 8, 2009.  Each of Foxhill Opportunity Fund, L.P., Foxhill Opportunity Offshore Fund, Ltd., Foxhill Capital (GP), LLC, Foxhill Capital Partners, LLC, and Neil Weiner have direct or indirect control over Foxhill Opportunity Master Fund, L.P., and therefore may be deemed to have, together with Foxhill Opportunity Master Fund, L.P., sole voting and investment power over the 4,166,862 shares beneficially owned by Foxhill Opportunity Master Fund, L.P.  Also includes 83,000 shares held by Randall C. Bassett, 95,300 shares held by Kenneth H. Traub, and 10,000 shares held by Paul A. Galleberg.  Each of these three persons have sole voting and investment power over the shares they hold.  Each of the entities listed above may be deemed a group.

(11)
The address for WC Capital Management, LLC is 300 Drake Landing Boulevard, Suite 230, Greenbrea, CA 94904.  The data regarding the stock ownership of WC Capital Management, LLC is as of December 31, 2008 from the Schedule 13G/A filed by WC Capital Management, LLC on February 13, 2009.

(12)
The address for Federated Investors, Inc. is Federated Investors Tower, Pittsburgh, PA 15222-3779.  The data regarding the stock ownership of Federated Investors, Inc. is as of December 31, 2008 from the Schedule 13G filed by Federated Investors, Inc. on February 13, 2009.

Section 16(A) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, or the 1934 Act, requires iPass’ directors and executive officers, and persons who own more than ten percent of a registered class of iPass’ equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of iPass.  Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish iPass with copies of all Section 16(a) forms they file.

To iPass’ knowledge, based solely on a review of the copies of such reports furnished to iPass, during the fiscal year ended December 31, 2008, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with, except as follows: Each of Kenneth D. Denman, John C. Charters, Anurag Lal, Bruce K Posey, Frank Verdecanna, Joel Wachtler and Michael J. McConnell filed one Form 4 one day late.

Securities Authorized for Issuance Under Equity Compensation Plans

Information with respect to securities authorized for issuance under equity compensation plans as of the end of the most recently completed fiscal year is aggregated as follows:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column(a)) (c)
Equity compensation plans approved by stockholders	7,121,401	$5.39	11,975,693
Equity compensation plans not approved by stockholders	—	—	—
Total	7,121,401	$5.39	11,975,693

Executive Compensation and Related Information

Compensation of Directors

The following table shows for the fiscal year ended December 31, 2008, certain information with respect to the compensation of all our non-employee directors:

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)(4)	Option Awards ($)(3)(4)	Total ($)
A. Gary Ames	$70,000	$6,569	$59,493	$136,062
John D. Beletic	$94,692	$6,569	$65,534	$166,795
Peter G. Bodine	$48,000	$6,569	$59,493	$114,062
Arthur C. Patterson	$51,000	$6,569	$59,493	$117,062
Allan R. Spies	$84,000	$17,669	$59,493	$161,162
Olof Pripp	$41,000	$6,569	$74,381	$121,950
Michael J. McConnell(5)	$44,000	$24,034	$56,090	$124,124
Peter C. Clapman	$46,000	$24,034	$56,090	$126,124
Stanley Gold (6)	$27,667	$4,380	$7,220	$39,267
__________________________
(1)	This column reflects annual director retainer fees, annual committee chairman retainer fees, Board of Directors’ meeting fees and committee meeting fees.
(2)
The dollar amount in this column represents the compensation cost for the year ended December 31, 2008 of stock awards granted in and prior to 2008.  These amounts have been calculated in accordance with SFAS No.  123R ignoring the estimates of forfeiture and using the Black-Scholes option-pricing model.  Assumptions used in the calculation of these amounts are included in footnote 2 to our audited financial statements for the fiscal year ended December 31, 2008 included in our Annual Report on Form 10-K.

(3)
The dollar amount in this column represents the compensation cost for the year ended December 31, 2008 of stock option awards granted in and prior to 2008.  These amounts have been calculated in accordance with SFAS No. 123R ignoring the estimates of forfeiture and using the Black-Scholes option-pricing model.  Assumptions used in the calculation of these amounts are included in footnote 2 to our audited financial statements for the fiscal year ended December 31, 2008 included in our Annual Report on Form 10-K.

(4)	At December 31, 2008, the following directors held stock options and shares of restricted stock as follows:

Name	Number of Shares Underlying Options	Number of Shares Restricted Stock
Mr. Ames	225,000	10,000
Mr. Beletic	368,000	10,000
Mr. Bodine	225,000	10,000
Mr. Patterson	225,000	10,000
Mr. Spies	225,000	16,667
Mr. Pripp	75,000	20,000
Mr. Clapman	60,000	15,000
Mr. Gold(6)	30,000	10,000

(5)	Mr. McConnell resigned from the Board of Directors effective October 31, 2008.
(6)	Mr. Gold was appointed to the Board of Directors on May 29, 2008.

The options and stock awards that were issued in 2008 to our non-employee directors consist of the following grants:

Name	Grant Date	Number of Shares of Stock (#)	Number of Shares Underlying Options (#)(1)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(2)
Mr. Ames	5/29/08	—	15,000	$2.22	$18,299
	5/29/08	5,000	—	$-	$11,100
Mr. Beletic (3)	5/29/08	—	15,000	$2.22	$18,299
	5/29/08	5,000	—	$-	$11,100
	11/06/08	—	200,000	$1.70	$120,280
Mr. Bodine	5/29/08	—	15,000	$2.22	$18,299
	5/29/08	5,000	—	$-	$11,100
Mr. Patterson	5/29/08	—	15,000	$2.22	$18,299
	5/29/08	5,000	—	$-	$11,100
Mr. Spies	5/29/08	—	15,000	$2.22	$18,299
	5/29/08	10,000	—	$-	$22,200
Mr. Pripp	5/29/08	—	15,000	$2.22	$18,299
	5/29/08	5,000	—	$-	$11,100
Mr. McConnell (4)	5/29/08	—	15,000	$2.22	$18,299
	5/29/08	5,000	—	$-	$11,100
Mr. Clapman	5/29/08	—	15,000	$2.22	$18,299
	5/29/08	5,000	—	$-	$11,100
Mr. Gold (5)	5/29/08	—	30,000	$2.22	$36,597
	5/29/08	10,000	—	$-	22,200
__________________________
(1)	All shares subject to the options vest on the first anniversary of the date of grant or, if earlier, on the date of the next annual meeting following the date grant.
(2)	These amounts have been calculated in accordance with SFAS No. 123R using the Black-Scholes pricing model.
(3)	Mr. Beletic received a grant of 200,000 options in connection with becoming Chairman of the Board.

(4)	Mr. McConnell resigned from the Board of Directors effective October 31, 2008.
(5)	Mr. Gold was appointed to the Board of Directors on May 29, 2008.

The members of our Board of Directors who are not employees of iPass are reimbursed for travel, lodging and other reasonable expenses incurred in attending Board of Directors’ or committee meetings.  In addition, our non-employee directors receive the following cash compensation for services as a non-employee director:

Annual cash retainer	$20,000
Lead independent director retainer	$15,000
Committee chairman annual retainer	$5,000
Per meeting board meeting fees	$1,000
Per meeting committee meeting fees	$1,000

In addition, effective November 5, 2008, our Chairman of the Board receives:

•	an annual retainer of $80,000 per year (in lieu of the standard director retainer). For 2008 the increase of $60,000 in retainer was pro rated for 2008.

•
a stock option for 200,000 shares, with monthly vesting over three years for so long as he remains Chairman, and with full vesting upon a change in control (automatic grants under the Directors Plan, as defined and described below, are suspended while he is acting as Chairman);

•	meeting fees equal to meeting fees provided to all other non-employee directors; and

•
and a per diem fee of $3,000 per day for days spent at iPass as independent Non-Executive Chairman during his first three months in that capacity (with a maximum of three days per month). In December 2008, the Board of Directors modified the Chairman’s per diem arrangement to: 1) extend it through March 31, 2009; and 2) change the 3 days per month to  a total of 6 days in the last two months of 2008 and a total of 9 days during the first quarter of 2009.

Under the terms of the iPass Inc. 2003 Non-Employee Directors Plan, as amended (the “Directors Plan”), we grant stock options and restricted stock to our non-employee directors as follows:

•	grants of stock options of 30,000 shares for initial grants, and 15,000 shares for annual grants, and

•	restricted stock awards of 10,000 shares for initial grants and 5,000 shares for annual grants.

Options granted under the Directors Plan vest as follows: (a) with respect to options that are awarded pursuant to initial grants, the 30,000 shares will vest with respect to 10,000 shares on the first anniversary of the date of grant, and thereafter in equal monthly installments over 24 months, and (b) with respect to options that are awarded pursuant to annual grants, the 15,000 shares will vest on the first anniversary of the date of grant or, if earlier, on the date of the next annual meeting following the date of grant.  Options granted under the Directors Plan may permit exercise prior to vesting, but in such event the participant may be required to enter into an early exercise stock purchase agreement that allows iPass to repurchase unvested shares if the participant’s service terminates before vesting.  All outstanding options under the Directors Plan are early exercisable.

Shares of stock acquired under a restricted stock award are subject to forfeiture in favor of iPass in accordance with the following vesting schedule: (a) with respect to restricted stock awards that are awarded pursuant to initial grants, one third of the 10,000 shares will vest on each of the first, second and third anniversaries of the date of grant, and (b) with respect to restricted stock awards that are awarded pursuant to annual grants, the 5,000 shares will vest on the first anniversary of the date of grant or, if earlier, on the date of the next annual meeting following the date grant.

Compensation Discussion and Analysis

Business Overview and Strategy

iPass is a global provider of software-based mobility management services for enterprises and businesspeople.  In 2008, we pursued a potential sale of the business. However, upon careful evaluation of our alternatives, the Board of Directors determined that it is in the best interest of shareholders to leverage our current market position as an independent entity by undertaking a turnaround of the business under new leadership. Our strategic vision for iPass is to use our software-enabled virtual network to become the leading provider of secure enterprise connectivity services worldwide. We are pursuing the following tactics in order to achieve this objective:

 ▪      Expand our enterprise and individual customer base;
 ▪      Increase user penetration within our existing customer base;
 ▪      Continue to expand our wireless broadband coverage and service offerings;
 ▪      Continue to enhance our virtual network;
 ▪      Leverage and extend our endpoint management capabilities; and
 ▪      Manage our network access and operating costs to a reasonable level while we pursue revenue growth.

Our compensation structure supports our business strategy to enhance the value of our stockholders’ investments.

Executive Compensation Philosophy, Principles and Policies

We operate in a volatile business environment in which competition for executive talent is intense.  In order to attract, motivate, and retain those key executive officers with the ability to drive our success, we have established our compensation program to be competitive with that of other companies with which we compete for talent, and provide incentives to drive both short-term and long-term stockholder value.  The philosophy of our Compensation Committee (the “Committee”) is that we pay for performance, not merely effort. As a result, the Committee has established the following principles and policies to guide the design and operation of our executive compensation program:

▪	Compensation programs must enable us to attract and retain talent from the internet software and services industry and technology industries in general;
▪	Incentive awards should be based on both financial results and strategic goals that support the long-term business objectives;
▪	Incentive programs should motivate the right behaviors and reward executive officers based on results, not effort; and,
▪	The compensation strategy should be straightforward and easy to understand to facilitate clear communication of expectations to executive officers and transparency with stockholders.

The Compensation Committee reviews these guidelines periodically to ensure continued alignment with the business strategy. For example, while our philosophy has been that our incentive program should reward both financial results and the achievement of specific strategic objectives, the Committee decided to base the 2008 cash incentive program exclusively on financial results with the intention of fostering greater collaboration among the executive team.  The achievement of strategic objectives is still considered in setting compensation levels, although less directly than it had been in the past. We discuss the impact of this change on our incentive program in greater detail under “Quarterly Incentive Program.”

Market Positioning Philosophy

We target the 50th percentile, defined as the middle point of relevant peer group and survey market data (the “50th percentile”), for each element of compensation and with respect to total compensation.  The Committee has determined this is an appropriate target market position as it has allowed iPass to attract and retain the level of talent it believes will improve operational performance and stockholder value.

The Committee determines peer group formation, with assistance from Mercer (US) Inc. (“Mercer”) a consultant retained by the Committee.  Peer companies are selected primarily based on industry similarity and company size, which is measured by revenue and market capitalization.  The Committee chooses industry criteria to produce a set of peer companies that represent a sampling of executive labor for which iPass competes.  The Committee considers company size criteria as a proxy for executive job complexity.

In late 2007, the Committee worked with Mercer to review the peer group for future benchmarking and analysis.  This was done to ensure the peer group continued to meet the Committee’s selection criteria, but also to address the fact that certain peers had merged or been acquired and were no longer public companies.  The peer group used for benchmarking in 2008 was comprised of United Online Inc, Realnetworks Inc, Infospace Inc, Openwave Systems Inc, Digital River Inc, Ariba Inc, S1 Corp, Sonicwall Inc, Jupitermedia Corp, Navisite Inc, Entrust Inc, Saba Software Inc, Tumbleweed Communications Co, and Web.Com Inc.  We do not expect to make any changes to the peer group used for executive compensation benchmarking in the next fiscal year.

Our executive compensation philosophy targets the 50th percentile for performance at a fully proficient level as determined by the Committee. The program provides downside risk and upside potential that is aligned with performance.  Compensation below the 50th percentile is paid if performance objectives are not met.  Above 50th percentile compensation may be paid when performance objectives are exceeded.  Reflecting performance results, the actual compensation received in 2008 (including incentives paid for 2008 performance and the value of equity awards granted in 2008) was positioned below the peer group 50th percentile for all executives.

Role of CEO and Management in Compensation

On October 31, 2008, Kenneth D. Denman resigned as the President and Chief Executive Officer of iPass, and as the Chairman of the Board of Directors, effective as of the close of business on November 10, 2008.  Effective immediately following Mr. Denman’s resignation, the Board appointed Evan L. Kaplan as President and Chief Executive Officer, and as a member of the Board of Directors.  The Board also elected John D. Beletic as the Chairman of the Board effective immediately following Mr. Denman’s resignation. The Board believes that splitting the role of President and CEO from the Chairman role in this manner will result in a more effective governance structure.

During their respective periods of employment as CEO of iPass, Mr. Denman and Mr. Kaplan, in consultation with the Vice President of Human Resources, provided the Committee with the following:

▪	Input on the individual performance of executive officers;
▪	Input and advice on succession planning considerations;
▪	Recommendations on the design and structure of quarterly incentive and long-term equity incentive compensation;
▪	Information on recruiting and hiring trends and key employment statistics; and,
▪	Other information as requested by the Committee.

The CEO, Vice President of Human Resources and General Counsel generally attend Committee meetings.  However, at each in person meeting the Committee holds an executive session without management present.  In addition, neither Mr. Denman or Mr. Kaplan were present during the deliberations or voting with regards to their own individual compensation packages.

Role of External Consultant

Mercer provides information, analyses, and advice regarding executive compensation, as described below. At the Committee’s direction, Mercer provided the following services for the Committee during fiscal 2008:

▪	Evaluated the competitive positioning of our executive officers’ base salaries, annual incentive and long-term incentive compensation relative to our primary peers and the broader industry;
▪
Advised the Committee on Chief Executive Officer and other executive officer target award levels within the long-term equity incentive program and, as needed, on actual compensation actions, including the new hire compensation package offered to Mr. Kaplan;

▪	Assessed the alignment of company compensation levels relative to performance of iPass against our primary peers and relative to our articulated compensation philosophy;
▪	Briefed the Committee on executive compensation trends among our peers and broader industry;
▪
Evaluated the impact of our equity programs on annual share use, run rate and total dilution and provided input on the reasonableness of alternative actions related to outstanding and prospective equity grants;

▪	Supported the Committee with its succession planning activities for the executive officer group;
▪	Evaluated the current compensation arrangements for Directors and provided recommendations for improving the alignment with competitive practices; and,
▪	Provided ongoing advice as needed.

The Mercer consultant who performs these services reports directly to the Committee chair.  Other Mercer or related entity consultants may report directly to iPass management when performing other services such as providing non-executive compensation market data.

Competitive Market Assessments

In order to ensure alignment of executive compensation with the above internal objectives and external market practice, we conduct, with assistance from Mercer, an annual assessment of executive compensation versus market.  This assessment includes an evaluation of base salary, annual incentive opportunities, and long term incentives against (1) the compensation practices of the peer group of companies described above, as disclosed in each company’s annual proxy statement and (2) broader industry published survey compensation data.  The peer group data provides highly specific data on executive officer compensation for all elements of pay, whereas the broader industry published survey data provides market information on a job-by-job basis.  Mercer typically blends the two sources of data, as appropriate, to develop a market composite for each of the executive officers.  The Committee takes the market assessment into consideration, in concert with other factors, when making decisions regarding executive compensation design and specific actions.

Compensation and Benefits Elements

We use four core compensation and benefits elements to provide a competitive overall compensation and benefits package that is tied to creating stockholder value and supporting the execution of our business strategies, as follows:

 ▪      Base Salary;
 ▪      Quarterly Cash Incentives;
 ▪      Long-term Equity Incentives (which has historically included Stock Options, Restricted  Stock and Performance Share Awards); and
 ▪      401(k) and other benefits also provided to the broader employee population.

The Committee determines the target value of each compensation element primarily based on data collected during the competitive market assessment. In addition to reviewing competitive market values, the Committee considers other factors in managing target compensation levels each year, including the impact of equity grants on dilution, the accounting costs associated with certain award vehicles, the tax implications of various compensation elements for iPass and executives, and iPass’ cash flow requirements.

Base salary is intended to directly compensate executives for the time and service they provide in their respective roles. The Committee establishes the Quarterly Cash Incentive as a variable pay component intended to reward executives for the achievement of iPass’ short-term objectives. Long-term Equity Incentives also provide variable compensation which the Committee grants to motivate and reward executives for the achievement of iPass’ long-term objectives, including the creation of shareholder value. The 401(k) and other benefits provided to executives are intended to provide them with competitive retirement benefits and health and welfare protections.

The target opportunity for the Quarterly Cash Incentive is stated as a fixed dollar amount. The short-term variable component increases at higher salary levels, as both an absolute amount and as a percentage of the total compensation package. Equity awards are not directly linked to other pay components, but in general the value of equity awards and the percentage of total compensation such awards represent also increase at higher salary levels. Some benefit values (such as retirement earnings) are linked to salary, but benefit contribution rates do not vary based on pay or level in the organization.

In sum, the Committee establishes the total reward package with the intent to provide a competitive level of compensation and benefits to executives, while placing an increasing emphasis on variable pay for performance at more senior levels in the organization. The emphasis on long-term compensation versus short-term compensation (and the emphasis on equity rewards versus cash compensation), also increase at more senior levels. The specific purpose and mechanics of each compensation element is described in more detail below.

The Committee may also take into consideration factors specific to the individual executive officer, such as individual performance, past compensation and relative positioning to other executives within iPass when taking specific actions relating to compensation. For example, the Committee considers historical compensation outcomes (such as expected gain on unvested equity awards) in determining the level and timing of annual equity awards.   The Committee reviews and considers each component for each executive officer before making compensation decisions.

Currently, we do not offer our executive officers any perquisites or supplemental retirement benefits that are not available to employees below the executive level.

Base Salary

We provide salaries to executive officers as compensation for defined job responsibilities and services to iPass.  The Committee bases annual salary determinations on competitive assessment, experience and proficiency in the role, the need to retain key talent and individual and company performance.

In reviewing these factors, the Committee, in arms’ length negotiations with Mr. Kaplan,  agreed to set Mr. Kaplan’s base salary at $350,000 per year at the time of his hire, which is consistent with the salary rate of the previous CEO, Mr. Denman, and approximately 20% below the 50th percentile of the market composite calculated for this position, as defined above. This salary rate is effective through January 1, 2010.

In 2008, Barbara M. Nelson was appointed Vice President and Chief Technology Officer.  The Committee increased her base salary to $200,000 at the time of her appointment, which approximates the 50th percentile of the market composite for this position, as defined above, to reflect base salary consistent with her new position.  The Committee decided not to make salary adjustments for any of the other executive officers in 2008 because the Committee did not believe that increases to fixed compensation for executive officers would be appropriate given corporate performance levels. Based on the annual market assessment, 2008 salary levels ranged from 6% above to 20% below the market 50th percentile.

Quarterly Cash Incentives

The Committee pays cash bonuses to provide incentives to executive officers to perform to their greatest potential. The Committee has determined that quarterly cash incentives are appropriate for the organization given the rapidly changing business environment in which iPass operates.  These incentives are intended to focus management on the near-term operational objectives that are important to the longer-term success of the business. The Committee sets goals at the beginning of the fiscal year and reviews and approves payouts quarterly. While the Committee has the ability to adjust the quarterly performance goals to reflect changing business conditions, no such adjustments were made to the goals that were established at the beginning of the fiscal year for 2008.

Target Amounts: The Committee determines target annual bonus amounts for each executive officer at the beginning of the plan year.  In 2008, the Committee decided to keep the target bonuses amounts consistent with the prior year, other than for Mr. Posey, whose target annual bonus increased from $100,000 to $125,000, and for Mr. Charters, whose target annual bonus increased from $120,000 to $150,000.  The Committee determined that these increases were appropriate due to the performance and added responsibilities of Mr. Posey and Mr. Charters. The annual target bonus amounts for the executive officers range from $60,000 to $250,000 (30% to 71% of base salary).

As part of his employment agreement, Mr. Kaplan was provided an initial target annual bonus amount of $250,000 (71% of base salary) contingent upon achieving the performance goals established each year as part of the management incentive plan. This amount was determined in arms’ length negotiations with Mr. Kaplan.  Payment of this target amount, prorated based on his start date, was guaranteed for 2008 because of the short duration from the date of hire to the end of the year which would make it difficult for Mr. Kaplan to influence 2008 company performance, and paid along with the other bonuses earned in Q4. Effective January 1, 2010, Mr. Kaplan’s target bonus amount will be increased to at least $350,000 (100% of current base salary) if his performance meets the expectations of the Board.

At the time of her appointment, the Committee approved a target annual bonus amount of $60,000 for Ms. Nelson (30% of base salary) to reflect target annual bonus consistent with her new position.  This amount is positioned near the 50th percentile of the market.

While the target bonus approximates the 50th percentile of the market, actual payout amounts for executive officers are determined based upon company performance. The Committee determines a threshold for performance below which no bonus will be earned. If performance exceeds the threshold, the actual bonus earned is calculated linearly based on the following scale:

Performance Levels	Payout as % of Target
Below Threshold – Unacceptable performance	0%
Threshold Goal – Lower than expected performance	50%
Target – Expected performance	100%
Upper Goal – Exceptional performance	150%
Above Upper Goal – Exceptional and improbable performance	Uncapped and Linearly Determined

The Committee considers market practice when determining the payout threshold and the upper potential of the program.  While the bonus amount that may be earned by executives is not capped at a specific level, the Committee believes that the performance goals at the upper level are sufficiently difficult that there is a low likelihood of executives actually earning an award in excess of 150% of target.

In 2008, the quarterly cash incentive program resulted in below target bonuses for all four quarters which, in the Committee’s view, is reasonable given the objectives set for 2008 and iPass’ performance relative to such objectives.

Performance Measures and Weightings:  In 2007, bonus amounts were based on corporate financial performance and, with the exception of the CEO, the achievement of individual performance objectives. In 2008, the Committee made the decision to base quarterly incentives entirely on performance as measured against corporate financial objectives for all executives. This decision was made to foster greater collaboration and teamwork among the executive team, as well as to improve internal equity among the executives as a group.

The metrics used to evaluate executive performance were chosen to motivate executives to achieve iPass’ business plan. The relative weightings of the metrics reflect the Committee’s perspective regarding iPass’ short-term business priorities. Our corporate measures for 2008 were weighted as follows for all of the executive officers:

	Q1 & Q3	Q2 & Q4
Performance Measures	1) iPass revenues 2) Broadband revenues 3) Non-GAAP operating expenses	1) iPass revenues 2) Broadband revenues 3) Non-GAAP operating expenses 4) Contract monthly order value
Weighting	All measures weighted equally	Contract monthly order value weighted twice as much as the other measures to reflect semi-annual measurement

Total Revenues, Broadband Revenues and Non-GAAP Operating Expenses are measured quarterly, while 6-month Contract Monthly Order Value is measured at the end of Q2 and Q4.

The Committee believes that overall revenue growth is critical to secure iPass’s position as a market leader in the mobility management space. Performance against the total revenue metric reflects management’s ability to grow the customer base, leverage existing client relationships, manage the loss of revenues from legacy parts of the business and expand the business in new service areas and geographies.

While total revenue growth is important, the Committee believes that increasing revenues from broadband software and services is particularly important to the business strategy. Therefore, the Committee uses a second revenue metric specifically focused on expanding the broadband business to motivate executives to concentrate their efforts and investments in this area.

Contract monthly order value also measures managements’ ability to grow the business, with special emphasis on securing new enterprise contracts. This metric captures our ability to develop new business relationships and is a leading indicator of future revenue generation.

Quarterly bonus awards are also based partly on non-GAAP operating expenses, because the ability to control costs while growing the business is fundamental to iPass’ profitability.  Non-GAAP operating expenses exclude equity plan-related compensation expenses, restructuring charges, amortization of intangible assets, and cumulative effect of change in accounting principles, which are charges and gains which management does not consider reflective of the company’s core operating business.

We adjust for the excluded items because the Committee believes that, in general, these items possess one or more of the following characteristics: their magnitude and timing is largely outside of the company's control; they are unrelated to the ongoing operation of the business in the ordinary course; they are unusual and the company does not expect them to occur in the ordinary course of business; or they are non-operational, or non-cash expenses involving stock option grants.

Performance Targets, Business Results and Bonus Payouts:  The Committee sets the incentive plan goals at the beginning of each year in alignment with the business plan. The Committee set target performance goals for 2008 at levels that require significant improvement over prior year results. The Committee made no adjustments to the quarterly performance goals during the year.

The table below shows the cumulative quarterly performance goals for each metric at the threshold, target and upper performance levels, as well as the actual cumulative 2008 results. As discussed above, contract monthly order value was measured semi-annually.

Cumulative 2008 Performance Goals	Threshold Goal	Target Goal	Upper Goal	Actual 2008 Results
Revenues	$203,000,000	$211,000,000	$219,000,000	$191,368,000
Broadband Revenues	103,770,900	115,301,000	126,831,100	103,711,380
Non-GAAP Operating Expenses	116,909,000	110,909,000	104,909,000	109,759,000
Contract Monthly Order Value	3,840,000	4,800,000	5,760,000	3,398,000

Corporate performance against the pre-established goals for each measure resulted in executives earning the following quarterly bonus amounts (as a percent of target):  first quarter – 59.4%; second quarter – 39.8%; third quarter – 26.8%; and fourth quarter – 26.8%.  As a result, the total bonus amount earned by executives was 38.2% of target in aggregate. Mr. Denman received a bonus payment for the first three quarters of the year as described above, for a total bonus amount of 42.0% of target in aggregate. The Committee believes that below target bonus awards are reasonable in light of overall corporate results.

As discussed previously, Mr. Kaplan was guaranteed to receive his target bonus amount for 2008 as part of his employment agreement, prorated based on his time of service. This amounted to a total bonus award of $40,082 for 2008.

In addition to the bonus payments described above, in February 2009 the Board of Directors approved one-time discretionary retention bonuses that ranged from $7,500 to $14,500 for the executive officers. These bonus payments are intended to retain certain key executives during a period of leadership transition.  The bonuses will be payable provided the executives remain active employees through June 30, 2009.

Long-Term Equity Incentives (LTEI)

In order to ensure a strong link to the long-term interests of stockholders, the Committee places significant emphasis of executive compensation on long-term equity incentives.  The Committee based the amount of LTEIs awarded on competitive LTEIs levels in the market.  The Committee targets the 50th percentile (with option values measured by the Black-Scholes option pricing model), with the understanding that above target value will be realized if stockholder value is created. The Committee also considers the impact of awards to executive officers on total shareholder dilution and the expenses accrued for stock-based compensation.

In recent years, both peer group and published survey stock grant practices indicated a shift from the use of options only to a mix of options and other equity vehicles.  Prior to 2006, LTEI’s to our executive officers and employees were created solely through the use of stock options.  In 2006, we moved to a blend of stock options, restricted shares and performance share awards (“PSAs”).  In 2007, we continued to use options, but made all stock grants performance-based (i.e., time-based vesting for restricted stock was eliminated for executive officers).

In February 2008, given business uncertainty and retention concerns emanating from a potential transaction or reorganization of iPass, the Committee decided not to grant stock options to executive officers and instead granted a combination of service-based restricted shares and PSAs. The Committee determined that full-value shares provide more retention value and more stability than stock options, which have additional downside risk and upside potential.

While targeting equity values at the 50th percentile of the market is the philosophy of the Committee, in 2008 the Committee focused primarily on share usage to determine the size of the awards.   The reason for this change is that iPass’ stock price was lower in 2008 than in 2007, and providing a 50th percentile LTEI value would have used more shares than the Committee felt was appropriate.  Furthermore, the Committee did not feel it was appropriate to increase the number of shares awarded due to a decrease in stock price.

Considering the target value to participants and the cost and the dilutive impact of the PSAs, the Committee decided to hold the number of PSAs constant from 2007 to 2008 and provide one share of restricted stock in 2008 for every 3 options that were granted in 2007. The Committee believes that his approach resulted in a share usage rate that is reasonably aligned with peer group and broader industry practices, especially when evaluated on a net basis (i.e., shares granted minus shares cancelled or expired).

The Committee generally grants annual equity awards following the first major Committee meeting of the year, unless otherwise specified by our board of directors or the Committee. The Committee grants all stock option grants to named executive officers with an exercise price equal to or above the fair market value of the underlying stock on the date of grant. iPass does not grant equity compensation awards in anticipation of the release of material nonpublic information. Similarly, iPass does not time the release of material nonpublic information based on equity award grant dates.

Restricted Shares

Restricted shares are intended to align the interests of executive officers and stockholders through ownership, while at the same time providing meaningful retention value to executive officers through the use of service-based vesting provisions. The move from stock options to restricted stock was made to enhance the retention value of the long-term equity incentive program during a period of business volatility and uncertainty.

On February 12, 2008, Mr. Denman was granted 45,000 shares of restricted stock, Messrs. Verdecanna, Charters, Posey, and Wachtler were granted 20,600 shares each.  Ms. Nelson received two grants in 2008: February 12, 2008 – 19,550 and May 28, 2008 – 1,050, totaling 20,600 shares.  These shares vest 50% on June 15, 2009 and 50% on June 15, 2010.  The Committee considered the current equity holdings of key executive officers in determining the vesting schedule.

Performance Share Awards (PSAs)

The Committee uses PSAs to focus executive officers on operating excellence and the creation of economic and stockholder value. Because the vesting of PSAs is contingent upon meeting predefined financial or strategic objectives, executives are rewarded for a combination of strong business results and positive shareholder return.

On February 12, 2008, Mr. Denman was granted 45,000 performance shares and Messrs. Verdecanna, Charters, Posey, and Wachtler were granted 20,600 performance shares each. On May 28, 2008, Ms. Nelson was granted 20,600 performance shares.  The vesting of these performance shares granted is based on the achievement of Return on Invested Capital goals and non-GAAP Operating income goals, with each weighted 50% and measured as of the end of 2008. These performance metrics differ from the Quarterly Cash Incentives metrics because, while the Quarterly Cash Incentives are intended to focus executives on business growth and expense management, the PSAs focus on the results of these efforts over time. Operating income is maximized by growing revenue while controlling expenses, while return on invested capital measures how efficiently profits are generated by taking into account the amount of capital used achieve such results.

As with the Quarterly Bonus Plan, the threshold and target performance goals were derived from the business plan. The use of non-GAAP operating income reflects the Committee’s belief that the performance metrics used to determine executive compensation outcomes should exclude factors deemed to be largely outside the control of management.

For below threshold performance, no shares are earned. If the threshold performance goals are met, 50% of the shares are earned. If the targets are met or exceeded, 100% of the shares would be earned. For performance between threshold and target, straight line interpolation is used to determine the amount earned. If performance shares are earned, they would vest 50% in 2009 and 50% in 2010.

At the end of 2008, it was determined that the thresholds for Return on Invested Capital and Operating Income were not met and therefore no shares vested except those shares that vested pursuant to Mr. Denman’s severance agreement, as discussed under “Employment, Severance, and Change-in-Control Agreements.

CEO New Hire Equity Awards

In connection with his hire, Mr. Kaplan was granted an option to purchase 500,000 shares with an exercise price of $1.70, the fair market value of our common stock on the date of grant. Mr. Kaplan was also granted 500,000 performance shares, the vesting of which is conditional upon continued service and the achievement of certain EBITA (earnings before interest, taxes and amortization) goals. These equity awards were agreed to in arm’s length negotiations with Mr. Kaplan and necessary to recruit Mr. Kaplan to iPass, and are intended to provide strong retention value going forward. We do not plan to grant any additional equity to Mr. Kaplan in 2009.

The stock option grant is intended to align Mr. Kaplan’s interests with those of stockholders and motivate long-term stockholder value creation.  The Committee chose to grant stock options rather than restricted stock, because the Committee believes that stock options provide more upside incentive to turnaround the business. In addition, stock options have value only to the extent the price of our common stock on the date of exercise exceeds the exercise price, which is equal to the fair market value of the stock on the date of grant. As a result, Mr. Kaplan will only realize a benefit from such grants to the extent that he is able to create value for shareholders.  The options vest over four years, with 25% vesting after one year and the remaining 75% of options vesting ratably on a monthly basis over the following three years.  The options expire after ten (10) years.

The performance shares are intended to motivate a turnaround of iPass by focusing the CEO on returning the company to profitability and generating profitable revenue growth. The performance shares will vest in five separate tranches upon the achievement of specified EBITA goals as measured over the four previous quarters. The EBITA goals are not tied to a specific timeline. Any losses incurred in quarters prior to Mr. Kaplan’s appointment as CEO are excluded from the calculation.

Other Benefits

We offer additional benefits designed to be competitive with overall market practices, and to attract and retain the talent we need.  All salaried employees are eligible to participate in our Section 401(k) plan, health care coverage, life insurance, disability, paid time off and paid holidays.

Other Compensation

In connection with his employment offer, Mr. Kaplan is eligible to receive certain relocation benefits, including the following:
•
Monthly reimbursement of up to $10,000 to cover reasonable temporary living expenses for up to six months from the date of hire, subject to end upon the close of a purchase of residence in the San Francisco Bay Area;

•	An additional payment to cover any tax liabilities associated with these payments (Taxable Living Expenses Gross-Up);
•	Reimbursement for reasonable relocation expenses, subject to certain conditions;
•	An additional payment to cover any tax liabilities associated with these payments (Taxable Relocation Expenses Gross-Up); and
•	Up to $12,000 to cover additional relocation expenses not covered above.

The Committee deemed these benefits necessary to attract Mr. Kaplan to the organization, and arrived at these amounts in arm’s length negotiations with Mr. Kaplan.

2009 Cash Compensation

Reflecting the current economic conditions and iPass’ financial results, the Committee determined that base salary levels will not be increased in 2009 for the named executives. In addition, the Committee decided to keep the target bonuses consistent with the prior year for all of the named executives.

In early 2009, the Committee determined that the quarterly cash incentive program would remain largely unchanged, except as noted below:

•
Consistent with the prior year, and for the same reasons, the Committee established the financial metrics against which performance would be measured as revenues, non-GAAP operating expenses, contract monthly order value and broadband revenues, each weighted equally. All of the financial measures, including contract monthly order value, will be measured on a quarterly basis in 2009 to simplify administration. In addition, the broadband revenue goal will focus exclusively on mobile broadband revenues in the second through fourth quarters of the 2009. This change in emphasis better reflects iPass’ near-term strategic priorities.

•
The bonus amounts will be based entirely on financial performance for the first quarter of 2009, but will be shifted to 80% financial and 20% personal performance for the second through fourth quarters of 2009, except for the President and CEO, whose bonus will be based entirely on company financial performance for all four quarters.  The Committee’s decision to incorporate the personal performance objectives was based on input from Mr. Kaplan with the intent to focus the management team on key strategic and operational goals that can be affected at the individual level and which are critical to the execution of iPass’ business strategy. Since Mr. Kaplan is ultimately responsible for defining the business strategy, the Committee believes that his performance should be evaluated entirely based on the financial outcomes of this strategy, rather than the achievement of the specific objectives that comprise it.

iPass established financial performance targets for all four quarters in alignment with the 2009 business operating plan. Based on the information available at the time the goals were established, the Committee believes that the target performance goals are sufficiently difficult to meet and that there is a greater likelihood executives will earn a below-target bonus than an above-target bonus. The Committee retains the flexibility to change the goals based on new information or to reflect external developments prior to the start of each quarterly performance period.

Personal performance objectives will be established for each executive prior to the start of the second through fourth quarters. At the end of each quarterly performance period the Committee, with input from Mr. Kaplan, will determine the level of achieved results against the personal performance objectives.

Supplementary Compensation Policies

Employment, Severance, and Change-in-Control Agreements

iPass provides severance benefits to its executive officers in the event of termination without cause.  iPass also provides benefits in the event that an executive officer’s employment is involuntarily terminated following a corporate change-in-control.  These benefits are triggered only to the extent that both a qualifying change-in-control takes place and the executive is terminated without cause or constructively terminated (otherwise known as a “double-trigger”). The purpose of these benefits is to promote management continuity and cooperation during a potential transaction that is being pursued by the Board to maximize shareholder value (such as a merger with or acquisition by another company), despite the fact that such a transaction may jeopardize the future employment of iPass executives.

These change-in-control benefits include a lump sum cash payment based on the executive officer’s annual salary plus annual bonus target, continued health benefits coverage for a period of time, and accelerated vesting of all equity awards in the case of a change in control of the company within 18 months of iPass being acquired.  The full benefits and related terms and conditions are comprehensively explained in the “Supplementary Compensation Policies and Potential Payments Upon Termination or Change-in-Control” sections of this document.

In connection with his hire, Mr. Kaplan was guaranteed certain severance benefits if the Board terminates him without cause or he resigns for Good Reason, including: (a) a lump sum cash severance payment equal to 12 months of base salary; (b) the prorated portion of the target bonus for the year less any payments already made for the year, calculated at the rate at which bonuses were paid earlier in the year (or in the prior year, if the first quarter bonus has not yet been determined); (c) the target bonus for the year multiplied by the rate at which bonuses were earned in the prior four quarters; (d) payment of COBRA premiums for up to 18 months and (e) accelerated vesting of the time-based component of any equity awards for 12 months and extended exercisability of option grants for up to 9 months. In addition, upon the close of a Corporate Transaction, vesting conditions of outstanding equity grants, whether determined by the passage of time or in reference to performance targets, shall be deemed satisfied.

In determining the value, terms and structure of severance and change-in-control benefits, the Committee, in consultation with Mercer, considered market practice, the value of such benefits to the executives and the aggregate potential cost of such a program assuming actual termination.  Additionally, in determining the level of severance benefits the Committee considered iPass’ past experience and precedent for providing severance in the event of a company-initiated termination.  The Committee introduced these benefits with a focus on retaining key executive officers by providing a market competitive level of protection and security during the current period of uncertainty.

Although the circumstances of his resignation did not qualify Mr. Denman for severance benefits under the terms of his offer letter, the Board agreed to provide him with a severance package equal to what he would have received had his employment been terminated other than for cause in recognition of his agreement to faithfully continue his job duties through the termination date and to cooperate in transitioning the CEO responsibilities to Mr. Kaplan, as well as his agreement to certain post-employment restrictions, including nondisparagement of the company and nonsolicitation of employees for up to one year. The severance benefits were composed of (i) an amount equal to nine months of base salary, (ii) an additional “bonus” severance amount equal to 75% of the 2008 bonus opportunity multiplied by the average bonus earned as a percent of target for the first three quarters of the year, (iii) payment of Mr. Denman’s COBRA premiums for up to 18 months and (iv) nine months of vesting acceleration of outstanding stock option and other equity awards, irrespective of whether performance conditions are met. The total value of these benefits is detailed in the “Summary Compensation Table”.

Report of the Compensation Committee2

The Compensation Committee of the Board of Directors of iPass Inc. has reviewed and discussed with management the information contained in the Compensation Discussion and Analysis section of this Proxy Statement and, based upon the review and discussions, recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation Committee:

Arthur C. Patterson, Chairman
John D. Beletic
Peter G. Bodine

Mr. McConnell also served on the Compensation Committee before resigning from the Board of Directors and from the Compensation Committee effective October 31, 2008.

__________________________

2 The material in this report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing of iPass under the 1933 Act or 1934 Act, whether made before or after the date hereof and irrespective of any general incorporation language contained in such filing.

Compensation of Executive Officers

The following table shows for the fiscal years ended December 31, 2008, 2007, and 2006, compensation awarded or paid to, or earned by, our Chief Executive Officer, Chief Financial Officer, and our other three most highly compensated executive officers at December 31, 2008 (the “Named Executive Officers”).

Summary Compensation Table

Name and Principal Position	Year	Salary ($)		Bonus ($)	Stock Awards ($)(1)		Option Awards ($)(2)		Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)		Total ($)
Evan L. Kaplan	2008	$58,334		—	$—		$14,465		$40,082	$68,097	(3)	$196,072
President and Chief
Executive Officer

Kenneth Denman	2008	$325,319		—	$295,204	(4)	$(37,331	)(5)	$111,317	$272,520	(6)	$967,029
President and Chief	2007	$350,000		—	$139,621		$362,362		$106,148	$7,623	(7)	$965,754
Executive Officer*	2006	$350,000		—	$42,889		$355,551		$103,792	$7,299	(8)	$859,531

Frank Verdecanna,	2008	$230,000		—	$48,253		$106,737		$44,828	$7,170	(9)	$436,988
Chief Financial Officer	2007	$230,000		—	$58,176		$119,344		$75,487	$7,881	(10)	$490,888
	2006	$214,375	(11)	—	$17,875		$81,645		$73,461	$6,955	(12)	$394,311

John Charters,	2008	$270,000		—	$48,253		$174,240		$53,794	$16,330	(13)	$562,617
Chief Operating Officer	2007	$270,000		—	$58,176		$231,538		$89,535	$12,551	(14)	$661,800
	2006	$270,000		—	$17,875		$216,007		$86,076	$10,175	(15)	$600,133

Bruce K. Posey,	2008	$250,000		—	$48,253		$103,803		$53,308	$8,219	(16)	$463,583
Senior Vice President,	2007	$250,000		—	$58,176		$130,020		$76,612	$6,123	(17)	$520,931
General Counsel and Secretary**	2006	$250,000		—	$17,875		$121,099		$75,171	$2,361	(18)	$466,506

Joel Wachtler,	2008	$200,000		—	$48,253		$106,331		$45,053	$6,344	(19)	$405,980
Vice President of	2007	$200,000		—	$29,089		$165,541		$75,412	$6,820	(20)	$476,862
Marketing and Strategy***	2006	$200,000		—	$18,649		$193,955		$71,315	$5,749	(21)	$489,668
______________________________

*	Mr. Denman resigned as a director, officer and employee of iPass effective November 10, 2008.
**	Mr. Posey resigned as an iPass employee and officer effective January 30, 2009.
***	Mr. Wachtler resigned as an iPass employee and officer effective March 31, 2009.
(1)
The dollar amounts in this column reflect the dollar amount recognized for financial statement reporting purposes for the fiscal years ended December 31, 2008, 2007, and 2006 in accordance with FAS 123(R), ignoring the estimates of forfeiture, related to non-option awards and include amounts from awards granted in and prior to 2008.  Assumptions used in the calculation of these amounts are included in footnote 2 to our audited financial statements for the fiscal year ended December 31, 2008 included in our Annual Report on Form 10-K.

(2)
The dollar amount in this column represent the compensation cost for the years ended December 31, 2008, 2007, and 2006 of stock option awards granted in and prior to 2008.  These amounts have been calculated in accordance with SFAS No. 123R ignoring the estimates of forfeiture and using the Black-Scholes option-pricing model.  Assumptions used in the calculation of these amounts are included in footnote 2 to our audited financial statements for the fiscal year ended December 31, 2008 included in our Annual Report on Form 10-K.

(3)
Consists of $45,331 for relocation assistance and temporary living expenses, $21,378 for a tax gross-up adjusted for relocation assistance and temporary living expenses, $1,313 contributed by us on behalf of Mr. Kaplan to defined company benefit plan, and $75 for life insurance premiums paid by us.

(4)	The dollar amount includes an increase of $135,003 as a result of Mr. Denman's accelerated vesting.
(5)	The dollar amount includes a decrease of $256,677 as a result of Mr. Denman's accelerated vesting.
(6)	Consists of $262,500 in severance, $9,230 contributed by us on behalf of Mr. Denman to defined company benefit plans, and $790 for life insurance premiums paid by us.
(7)	Consists of $6,656 contributed by us on behalf of Mr. Denman to defined company benefit plans, $431 for life insurance premiums paid by us, and $536 for reimbursement for home office related expenses.
(8)
Consists of $1,422 for reimbursement for home office related expenses, $5,465 contributed by us on behalf of Mr. Denman to defined company benefit plans and $412 for life insurance premiums paid by us.

(9)	Consists of $6,900 contributed by us on behalf of Mr. Verdecanna to defined company benefit plans and $270 for life insurance premiums paid by us.
(10)
Consists of $6,900 contributed by us on behalf of Mr. Verdecanna to defined company benefit plans, $259 for life insurance premiums paid by us, and $722 for reimbursement for home office related expenses.

(11)	Mr. Verdecanna’s salary increased to $230,000 as of August 16, 2006.
(12)
Consists of $722 for reimbursement for home office related expenses; $5,986 contributed by us on behalf of Mr. Verdecanna to defined company benefit plans and $247 for life insurance premiums paid by us.

(13)
Consists of $12,704 for reimbursement for commuting related expenses; $3,194 contributed by us on behalf of Mr. Charters to defined company benefit plans and $432 for life insurance premiums paid by us.

(14)
Consists of $8,926 for reimbursement for commuting related expenses; $3,194 contributed by us on behalf of Mr. Charters to defined company benefit plans and $431 for life insurance premiums paid by us.

(15)
Consists of $7,388 for reimbursement for commuting related expenses; $2,512 contributed by us on behalf of Mr. Charters to defined company benefit plans and $275 for life insurance premiums paid by us.

(16)	Consists of $6,875 contributed by us on behalf of Mr. Posey to defined company benefit plans and $1,344 for life insurance premiums paid by us.
(17)	Consists of $4,833 contributed by us on behalf of Mr. Posey to defined company benefit plans and $1,290 for life insurance premiums paid by us.
(18)	Consists of $1,728 contributed by us on behalf of Mr. Posey to defined company benefit plans and $633 for life insurance premiums paid by us.
(19)	Consists of $5,000 contributed by us on behalf of Mr. Wachtler to defined company benefit plans and $1,344 for life insurance premiums paid by us.
(20)	Consists of $5,584 contributed by us on behalf of Mr. Wachtler to defined company benefit plans and $1,236 for life insurance premiums paid by us.
(21)	Consists of $4,513 contributed by us on behalf of Mr. Wachtler to defined company benefit plans and $1,236 for life insurance premiums paid by us.

Grants of Plan-Based Awards

The following table sets forth information concerning plan-based grants to our Named Executive Officers during fiscal 2008.  Stock awards were granted under our 2003 Equity Incentive Plan, and provide for vesting of the underlying common stock set forth below.  Stock options were granted at an exercise price equal to the closing sale price of the common stock on The Nasdaq Global Market on the last market trading day prior to the grant date in accordance with the provisions of our 2003 Equity Incentive Plan.

Grants of Plan Based Awards In Fiscal 2008

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards				All Other Stock Awards: Number of Shares of Stock		All Other Option Awards: Number of Securities Underlying		Exercise or Base Price of Stock and Option	Grant Date Fair Value of Stock and Option
Name	Grant Date	Threshold ($)	Target ($)(1)	Maximum ($)	Threshold (#)	Target (#)		Maximum (#)	or Units (#)		Options (#)		Awards ($/Sh)	Awards ($)(2)

Kenneth D.	2/12/08	$75,000	$150,000	(3)
Denman*	2/12/08				22,500	45,000	(4)	45,000						$131,400
	2/12/08								45,000	(5)				$131,400
Evan L.	11/6/08	$125,000	$250,000	(3)
Kaplan	11/6/08				100,000	500,000	(6)	500,000						$850,000
	11/6/08										500,000	(7)	$1.70	$383,450
Frank	2/12/08	$50,000	$100,000	(3)
Verdecanna	2/12/08				10,300	20,600	(8)	20,600						$60,152
	2/12/08								20,600	(9)				$60,152
John	2/12/08	$75,000	$150,000	(3)
Charters	2/12/08				10,300	20,600	(8)	20,600						$60,152
	2/12/08								20,600	(9)				$60,152
Bruce K.	2/12/08	$62,500	$125,000	(3)
Posey**	2/12/08				10,300	20,600	(8)	20,600						$60,152
	2/12/08								20,600	(9)				$60,152
Joel *	2/12/08	$50,000	$100,000	(3)
Wachtler**	2/12/08				10,300	20,600	(8)	20,600						$60,152
	2/12/08								20,600	(9)				$60,152
______________________________
*	Mr. Denman resigned as a director, officer and employee of iPass effective November 10, 2008.
**	Mr. Posey resigned as an iPass employee and officer effective January 30, 2009.
***	Mr. Wachtler resigned as an iPass employee and officer effective March 31, 2009.
(1)
This column sets forth the aggregate annual target amount of each named executive officer’s quarterly cash bonus award for the year ended December 31, 2008 for each of our named executive officers.  The actual cash bonus award earned for the year ended December 31, 2008 for each named executive officer is set forth in the 2008 Summary Compensation Table above.  As such, the amounts set forth in this column do not represent additional compensation earned by the named executive officers for the year ended December 31, 2008.

(2)	Represents the grant date fair value of such award determined in accordance with FAS 123R, calculated using the Black-Scholes model.
(3)
There is no maximum estimated future payout under non-equity incentive plan awards, since each Named Executive Officer’s bonus increases with performance under the management bonus plan, as described in the “Compensation Discussion and Analysis” section above.

(4)
These performance based shares were initially subject to vest in the following manner: 50% on June 15, 2009 and 50% on June 15, 2010. Due to the acceleration of vesting resulting from Mr. Denman’s separation from the company, 50% of the shares vested on November 7, 2008 and 50% were forfeited on November 7, 2008.

(5)
These service-based shares were initially subject to vest in the following manner: 50% on June 15, 2009 and 50% on June 15, 2010. Due to the acceleration of vesting resulting from Mr. Denman’s separation from the company, 50% of the shares vested on November 7, 2008 and 50% were forfeited on November 7, 2008.

(6)	These performance-based shares shall be earned upon the achievement of certain performance criteria, as described in the “Employment, Severance, and Change-in Control Agreements” section below.
(7)	The shares subject to the option vest in the following manner: 25% of the shares vest on November 5, 2009 and the remaining 75% of the shares vest monthly over the following 36 months.
(8)
These performance based shares were initially subject to vest in the following manner: 50% on June 15, 2009 and 50% on June 15, 2010. This award was cancelled on 12/31/08 because the performance targets were not achieved.

(9)	These service-based shares are subject to vest in the following manner: 50% on June 15, 2009 and 50% on June 15, 2010.

See “Compensation Discussion and Analysis” above for a discussion of our annual bonus structure and other elements of compensation.

Outstanding Equity Awards at Fiscal Year-end

The following table shows for the fiscal year ended December 31, 2008, certain information regarding outstanding equity awards at fiscal year end for the Named Executive Officers.

Outstanding Equity Awards at December 31, 2008

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Evan L. Kaplan	0	500,000	(1)	$1.70	11/5/2018				500,000	(2)	$610,000

Kenneth D. Denman*	400,000	0	(3)	$5.05	8/10/2014
	108,000	0	(4)	$6.51	5/10/2016
	54,000	0	(5)	$5.09	2/7/2017

Frank Verdecanna	35,000	0	(6)	$4.75	10/18/2010	20,600	(7)	$25,132
	5,000	0	(8)	$4.75	1/19/2011
	19,375	0	(9)	$0.50	12/12/2011
	15,000	0	(10)	$10.60	5/2/2014
	30,000	0	(11)	$5.05	8/10/2014
	25,000	0	(12)	$5.75	7/28/2015
	45,000	0	(13)	$6.51	5/10/2016
	0	49,400	(14)	$5.09	2/7/2017

John Charters	300,000	0	(15)	$6.49	11/30/2014	20,600	(7)	$25,132
	45,000	0	(13)	$6.51	5/10/2016
	0	75,000	(14)	$5.09	2/7/2017

Bruce K. Posey**	99,847	0	(16)	$0.85	7/24/2012	20,600	(7)	$25,132
	49,583	0	(17)	$5.05	8/10/2014
	50,000	0	(12)	$5.75	7/28/2015
	45,000	0	(13)	$6.51	5/10/2016
	0	49,400	(14)	$5.09	2/7/2017

Joel Wachtler***	100,000	0	(18)	$20.02	10/20/2013	20,600	(7)	$25,132
	40,000	0	(10)	$10.60	5/2/2014
	105,000	0	(19)	$5.05	8/10/2014
	45,000	0	(13)	$6.51	5/10/2016
	0	49,400	(14)	$5.09	2/7/2017
______________________________

*	Mr. Denman resigned as a director, officer and employee of iPass effective November 10, 2008.
**	Mr. Posey resigned as an iPass employee and officer effective January 30, 2009.
***	Mr. Wachtler resigned as an iPass employee and officer effective March 31, 2009.
(1)	The shares subject to the option vest in the following manner: 25% of the shares vest on November 5, 2009 and the remaining 75% of the shares vest monthly over the following 36 months.
(2)	These shares are performance-based shares which shall be earned upon the achievement of certain performance criteria.
(3)	The shares subject to the option vest in the following manner: monthly in 24 equal monthly installments beginning November 1, 2006.
(4)
The shares subject to the option vest in the following manner: 50% of the shares vested on May 15, 2008 and 50% of the shares vested on November 7, 2008 (vesting accelerated due to Mr. Denman’s resignation from the Company).

(5)
The shares subject to the option vested in the following manner: 50% of the shares vested on November 7, 2008 (vesting accelerated due to Mr. Denman’s resignation from the Company) and 50% of the shares were forfeited in connection with Mr. Denman’s resignation on November 7, 2008.

(6)	The shares subject to the option vest in the following manner: 25% of the shares vest on October 16, 2001 and the remaining 75% of the shares vest monthly over the following 36 months.
(7)	The shares vest in the following manner: 50% of the shares vest on June 15, 2009 and 50% of the shares vest on June 15, 2010.
(8)	The shares subject to the option vest in the following manner: 25% of the shares vest on January 19, 2002 and the remaining 75% of the shares vest monthly over the following 36 months.
(9)	The shares subject to the option vest in the following manner: 25% of the shares vest on November 12, 2002 and the remaining 75% of the shares vest monthly over the following 36 months.
(10)	The shares subject to the option vest in the following manner: 25% of the shares vest on April 1, 2005 and the remaining 75% of the shares vest monthly over the following 36 months.
(11)	The shares subject to the option vest in the following manner: monthly in 48 equal monthly installments beginning July 1, 2004.
(12)	The shares subject to the option are fully vested and exercisable on February 1, 2007.
(13)
The shares subject to the option vest in the following manner: 50% of the shares vest on May 15, 2008 and 50% of the shares vest on November 15, 2008. Includes shares that were initially subject to performance vesting conditions, which have been satisfied.

(14)	The shares subject to the option vest in the following manner: 50% of the shares vest on May 15, 2009 and 50% of the shares vest on November 15, 2009.
(15)	The shares subject to the option vest in the following manner: 25% of the shares vest on November 29, 2005 and the remaining 75% of the shares vest monthly over the following 36 months.
(16)	The shares subject to the option vest in the following manner: 25% of the shares vest on July 8, 2003 and the remaining 75% of the shares vest monthly over the following 36 months.
(17)	The shares subject to the option vest in the following manner: monthly in 48 equal monthly installments beginning August 11, 2006.
(18)	The shares subject to the option vest in the following manner: 25% of the shares vest on September 14, 2004 and the remaining 75% of the shares vest monthly over the following 36 months.
(19)	The shares subject to the option vest in the following manner: monthly in 36 equal monthly installments beginning July 1, 2004.

Option Exercises and Stock Vested

The following table shows for the fiscal year ended December 31, 2008, certain information regarding option exercises and stock vested during the last fiscal year with respect to the Named Executive Officers.

Option Exercises and Stock Vested in Fiscal 2008

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)

Kenneth D. Denman*	153,000	$264,510
Evan L. Kaplan	—	—
Frank Verdecanna	22,500	$42,638
John Charters	22,500	$42,638
Bruce K. Posey**	22,500	$42,638
Joel Wachtler***	22,500	$42,638
______________________________
*	Mr. Denman resigned as a director, officer and employee of iPass effective November 10, 2008.
**	Mr. Posey resigned as an iPass employee and officer effective January 30, 2009.
***	Mr. Wachtler resigned as an iPass employee and officer effective March 31, 2009.

Supplementary Compensation Policies

Director and Officer Indemnification

We have entered into indemnity agreements with certain employees, officers and directors that provide, among other things, that we will indemnify such employee, officer or director, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements he or she may be required to pay in actions or proceedings which he or she is or may be made a party to by reason of his or her position as an employee, officer, director or other agent of iPass, and otherwise to the full extent permitted under Delaware law and our Bylaws.

Employment, Severance, and Change-in-Control Agreements

Kenneth D. Denman Separation Agreement

Mr. Denman, our former Chairman, President and Chief Executive Officer, resigned as an iPass employee, officer and director effective November 10, 2008.  On November 3, 2008, the Company and Mr. Denman entered into a separation agreement which provided for (i) a cash severance payment equal to nine months of his base salary and a bonus severance amount of $47,250, (ii) health insurance premiums for up to 18 months under the group health insurance policies, and (iii) nine months of vesting acceleration of all outstanding stock options and equity awards (any specified performance target conditions contained in those stock options and equity awards did not prevent the accelerated vesting for those awards).

Evan L. Kaplan Employment Agreement

Mr. Kaplan, our President and Chief Executive Officer, accepted employment with us as President and Chief Executive Officer pursuant to the terms of an employment agreement dated November 1, 2008 (the “Kaplan Employment Agreement”).  The Kaplan Employment Agreement provides that Mr. Kaplan is an at will employee, which means we can terminate his employment at any time, with or without cause.  Under the Kaplan Employment Agreement, Mr. Kaplan will receive (i) an initial annual salary of $350,000, potentially adjusted beginning calendar year 2010 and (ii) an annual bonus, with an initial target amount of $250,000, if he achieves the performance goals established each year as part of the management incentive plan. Additionally, pursuant to the Kaplan Employment Agreement, Mr. Kaplan (i) received a 2008 annual performance bonus based on the target amount of $250,000 and prorated to reflect his mid-year hire, (ii) was granted an option to purchase 500,000 shares of Company common stock, vesting with respect to 25% of the shares after one year, and thereafter a in a series of thirty-six successive equal monthly installments over a three-year period, and (iii) was granted performance shares  covering 500,000 shares of Company common stock pursuant to the Company’s 2003 Equity Incentive Plan. The performance shares will vest in five installments of 100,000 shares each upon the Company achieving specified targets for earnings before interest, tax and amortization.

Executive Officer Employment Agreements

Each of our other named executive officers has a signed offer letter with us.  These offer letters provide that the executive officer is an at-will employee.  These offer letters provide for salary, an annual bonus paid quarterly based upon the successful completion of specified performance objectives and equity, as well as other customary benefits and terms.  Information for 2008, 2007, and 2006 regarding the compensation earned by our named executive officers is described in the “Compensation of Executive Officers — Summary Compensation Table.”

In addition, if within eighteen (18) months following the closing of a Corporate Transaction, (i) the employment of the executive by iPass, or an affiliate of iPass, is terminated by iPass without “Cause” or (ii) if the executive officer resigns his or her employment for “Good Reason,” then all of the executive officer’s then outstanding equity incentive awards shall vest in full upon the date of such termination (the “Change of Control Provisions”).  For the purposes of this provision:

•
“Corporate Transaction” shall mean (i) the sale of all or substantially all of our assets or (ii) a merger of us with or into another entity in which our stockholders immediately prior to the closing of the transaction own less than a majority of the ownership interest of iPass immediately following such closing.  For purposes of determining whether our stockholders prior to the occurrence of a transaction described above own less than fifty percent (50%) of the voting securities of the relevant entity afterwards, only the lesser of the voting power held by a person either before or after the transaction shall be counted in determining that person’s ownership afterwards;

•
“Cause” shall mean the occurrence of any of the following (and only the following): (i) conviction of the terminated executive officer of any felony involving fraud or act of dishonesty against us or its parent corporation or subsidiary corporation (whether now or hereafter existing, as those terms are defined in Sections 424(e) and (f), respectively, of the Internal Revenue Code (“Affiliates”)); (ii) conduct by the terminated executive officer which, based upon good faith and reasonable factual investigation and determination of our Board of Directors, demonstrates gross unfitness to serve; or (iii) intentional, material violation by the terminated executive officer of any statutory fiduciary duty of the terminated executive officer to iPass or its Affiliates;

•
“Good Reason” shall mean resignation by the executive officer of his or her employment because (i) we require that such executive officer relocate to a worksite that is more than 60 miles from its current principal executive office, unless such executive officer agrees to such a relocation; or (ii) we reduce the executive officer’s monthly salary below the gross rate of the then-existing rate at the time of the closing of the Corporate Transaction, unless the executive officer agrees in writing to such reduction.

Executive Corporate Transaction and Severance Benefit Plan

On August 9, 2007, our Board of Directors adopted the iPass Inc. Executive Corporate Transaction and Severance Benefit Plan (the “Plan”), and designated each of our executive officers as participants.  Pursuant to the terms of the Plan, each executive officer will be entitled to receive severance benefits in the event that the termination of the executive officer’s employment with iPass is an “Involuntarily Termination Without Cause,” or the executive officer resigns as a result of a “Constructive Termination.”  If one of these events occur, iPass shall make a cash severance payment to the executive officer in an amount equal to six (6) months of the executive officer’s monthly base salary, as in effect on the date of the employment termination, or nine (9) months of the executive officer’s monthly base salary if the employment termination is within eighteen (18) months of an acquisition of iPass or all or substantially all of its assets (a “Corporate Transaction Termination”).

In addition, if the executive officer is entitled to the cash severance described above and provided that the executive officer received an overall performance rating equivalent to or greater than “meets expectations” in the most recent performance evaluation cycle preceding termination of the executive officer’s employment, iPass will make an additional cash severance payment to the executive officer as follows: (i) in the case of a termination that is not a Corporate Transaction Termination, in an amount equal to one quarter of the executive officer’s target bonus amount under iPass’ annual bonus plan, and (ii) in the case of a Corporate Transaction Termination, in an amount to be determined by the plan administrator but no greater than nine-twelfths (9/12th) of the executive officer’s target bonus amount under iPass’ annual bonus plan.

Further, if the executive officer is entitled to the cash severance described above, (i) the executive officer will also be entitled to COBRA coverage paid by iPass for a period of eighteen (18) months in the case of a Corporate Transaction Termination, or for a period of twelve (12) months otherwise, and (ii) in the case of a Corporate Transaction Termination, all outstanding options to purchase iPass’ common stock and all restricted stock issued pursuant to any equity incentive plan of iPass that are held by the executive officer on the date of the employment termination shall be accelerated in full.  The Plan provides no accelerated vesting of outstanding options or restricted stock in the event of a termination not occurring within eighteen (18) months after a Corporate Transaction.

The Plan also provides that, upon the consummation of a Corporate Transaction, any specified performance target or vesting condition contained in any restricted stock awards shall be deemed satisfied provided that the executive officer continues to render services for iPass or an affiliate following the Corporate Transaction for any required period of time contained in such restricted stock awards, if any.

The executive officers will only be entitled to the benefits described above if they execute a release of claims against iPass.  Further, certain of the benefits described above may be reduced in the event that the benefits would have an adverse tax effect on the executive officer.

For the purposes of the Plan:

•	“Involuntary Termination Without Cause” means a termination by iPass of a participant’s employment relationship with iPass or an affiliate of iPass for any reason other than for “Cause.”

•
“Cause” means the occurrence of any of the following (and only the following): (i) conviction of the participant of any felony involving fraud or act of dishonesty against iPass or its affiliates; (ii) conduct by the participant which, based upon good faith and reasonable factual investigation and determination of the Board, demonstrates gross unfitness to serve; or (iii) intentional, material violation by the participant of any contractual, statutory, or fiduciary duty of the participant to iPass or its affiliates.

•
“Constructive Termination” means a resignation of employment by a participant no later than twelve (12) months after an action or event which constitutes “Good Reason” is undertaken by iPass or occurs.

•
“Good Reason” means mean either of the following actions or events: (i) iPass requires that the participant relocate to a worksite that is more than sixty (60) miles from its principal executive office; or (ii) iPass materially reduces the participant’s base salary below its then-existing gross rate; provided however that, in order to qualify as “Good Reason,” the participant must submit to iPass a written notice, within ninety (90) days after the occurrence of either of the actions or events described in (i) and (ii) above, describing the applicable actions or events, and provide iPass with at least thirty (30) days from its receipt of the participant’s written notice in which to cure such actions or events prior to termination of the participant’s employment, and provided further that, the participant’s employment must terminate no later than twelve (12) months after the applicable actions or events described in (i) and (ii) above.

Potential Payments upon Termination or Change-in-Control

Summary of Benefits –Named Executive Officers

The following table describes the potential payments and benefits for each of our named executive officers under their employment agreements and the Plan, upon employment termination without cause or resignation as a result of a constructive termination reason and if he signs a general release of all claims against us, as if his employment had terminated as of December 31, 2008:

Name	Compensation and Benefits	Termination Without Cause or Constructive Termination; Corporate Transaction within 18 Months		Termination Without Cause or Constructive Termination; no Corporate Transaction within 18 Months
Kenneth D. Denman*	—	—		—

Evan L. Kaplan	Base Salary	$262,500		$175,000
	Bonus	$187,500	(1)	$62,500
	COBRA Payments	$26,100	(2)	$17,400
	Accelerated Vesting	$610,000	(3)	$0

Frank E. Verdecanna	Base Salary	$172,500		$115,000
	Bonus	$75,000	(1)	$25,000
	COBRA Payments	$26,100	(2)	$17,400
	Accelerated Vesting	$25,132	(3)	$0

John C. Charters	Base Salary	$202,500		$135,000
	Bonus	$112,500	(1)	$37,500
	COBRA Payments	$26,478	(2)	$17,652
	Accelerated Vesting	$25,132	(3)	$0

Bruce K. Posey**	Base Salary	$187,500		$125,000
	Bonus	$93,750	(1)	$31,250
	COBRA Payments	$26,100	(2)	$17,400
	Accelerated Vesting	$25,132	(3)	$0

Joel Wachtler***	Base Salary	$150,000		$100,000
	Bonus	$75,000	(1)	$25,000
	COBRA Payments	$26,100	(2)	$17,400
	Accelerated Vesting	$25,132	(3)	$0
______________________________
*	Mr. Denman resigned as a director, officer and employee of iPass effective November 10, 2008.
**	Mr. Posey resigned as an iPass employee and officer effective January 30, 2009.
***	Mr. Wachtler resigned as an iPass employee and officer effective March 31, 2009.
(1)
Assumes that the executive officer received an overall performance rating equivalent to or greater than “meets expectations” in the most recent performance evaluation cycle preceding termination of the executive officer’s employment.

(2)	Assumes the executive officer would receive the full COBRA reimbursement at iPass’ expense for eighteen (18) months.

(3)
With respect to stock options, calculated as the difference between the closing sales price per share on December 31, 2008, and the exercise price, multiplied by the number of shares subject to the accelerated vesting.  With respect to restricted stock, calculated as the value, based on the closing sales price per share on December 31, 2008, of the number of shares of restricted stock subject to the accelerated vesting.

In addition, if the named executive officers’ employment was not terminated within eighteen (18) months of a Corporate Transaction, and a Corporate Transaction occurred on December 31, 2008, then any specified performance target or vesting condition determined by reference to performance targets or operations of iPass or an affiliate contained in any restricted stock awards issued to them would be deemed satisfied.  However, such restricted stock awards would still be subject to time-based vesting.

See the table above entitled “Outstanding Equity Awards at December 31, 2008” for total stock options held by our named executive officers as of December 31, 2008.

Compensation Committee Interlocks and Insider Participation

As previous noted, our compensation committee consists of Messrs. Beletic, Bodine and Patterson.  None of our executive officers serve as a member of the Board of Directors or compensation committee of any entity that has one or more executive officers who serve on our Board of Directors or compensation committee.

Certain Relationships and Related Transactions

There were no transactions in 2008 to which we have been a party, in which the amount involved in the transaction exceeds $120,000, and in which any of our directors, former or current executive officers or, to our knowledge, holders of more than 5% of our capital stock had or will have a direct or indirect material interest.

Policies and Procedures For Review of Related Person Transactions

Pursuant to the charter of our Audit Committee, unless previously approved by another independent committee of our Board of Directors, our Audit Committee reviews and, if determined appropriate, approves all related person transactions.  It is management’s responsibility to bring related person transactions to the attention of the members of the Audit Committee.

Our Code of Conduct and Ethics provides that our employees, which for the purposes of the Code of Conduct and Ethics, includes our officers and directors, should avoid conflicts of interest that occur when their personal interests may interfere in any way with the performance of their duties or the best interests of iPass.  Our Code of Conduct and Ethics also addresses specific types of related person transactions and how they should be addressed.  All of our employees, including our officers and directors, are expected and required to adhere to the Code of Conduct and Ethics.  If an officer or director has any questions regarding whether a potential transaction would be in violation of the Code of Conduct and Ethics, they are required to bring this to the attention of our Compliance Officer or General Counsel.  If the potential transaction is a related person transaction, it would be recognized as such and brought to the Audit Committee for pre-approval.

Further, each of our officers and directors is knowledgeable regarding the requirements of obtaining approval of related person transactions and is responsible for identifying any related-person transaction involving such officer or director or his or her affiliates and immediate family members and seeking approval from our Audit Committee before he or she or, with respect to immediate family members, any of their affiliates, may engage in the transaction.

Our Audit Committee will take into account all relevant factors when determining whether to approve or disapprove of any related person transaction.

Director and Officer Indemnification

We have entered into indemnity agreements with certain employees, officers and directors that provide, among other things, that we will indemnify such employee, officer or director, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements he or she may be required to pay in actions or proceedings which he or she is or may be made a party by reason of his or her position as an employee, officer, director or other agent of iPass, and otherwise to the full extent permitted under Delaware law and our Bylaws.

Householding of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders.  This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are iPass Inc. stockholders will be “householding” our proxy materials.  A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders.  Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent.  If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify your broker, direct your written request to iPass Inc., attention Corporate Secretary, 3800 Bridge Parkway, Redwood Shores, California 94065 or contact Investor Relations at 650-232-4100.  Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker.  In addition, iPass will promptly deliver, upon written or oral request to the address or telephone number above, a separate copy of the annual report and proxy statement to a stockholder at a shared address to which a single copy of the documents were delivered.

Other Matters

The Board of Directors knows of no other matters that will be presented for consideration at the annual meeting.  If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

/s/ Evan L. Kaplan
Evan L. Kaplan

President and Chief Executive Officer

______, 2009

A copy of our Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended December 31, 2008 is available without charge upon written request to: Corporate Secretary, iPass Inc., 3800 Bridge Parkway, Redwood Shores, California 94065.  Alternatively, our Form 10-K is also available free of charge on our website at www.ipass.com.

APPENDIX A

INFORMATION CONCERNING PARTICIPANTS
IN THE iPASS’ SOLICITATION OF PROXIES

The following tables (“Directors and Nominees” and “Officers and Employees”) set forth the name and business address of our directors and nominees, and the name, present principal occupation and business address of our officers and employees who, under the rules of the Securities and Exchange Commission, are considered to be “participants” in our solicitation of proxies from our shareholders in connection with our 2009 Annual Meeting of Stockholders.

Directors and Nominees

The principal occupations of our directors and nominees who are considered “participants” in our solicitation are set forth under the section above titled “Proposal 1 - Election of Directors” of the proxy statement. The name and business addresses, and address of the organization of employment, of our directors and nominees are as follows:

Name	Business Address
A. Gary Ames	c/o iPass, 3800 Bridge Parkway, Redwood Shores, CA 94065
John D. Beletic	c/o iPass, 3800 Bridge Parkway, Redwood Shores, CA 94065
Peter Bodine	c/o Allegis Capital LLC, 130 Lytton Avenue, Suite 210, Palo Alto, CA 94301
Peter Clapman	c/o iPass, 3800 Bridge Parkway, Redwood Shores, CA 94065
Stanley P. Gold	c/o Shamrock Holdings, Inc., Shamrock Capital Advisors, LP, 4444 Lakeside Drive, Burbank, CA 91505
Arthur Patterson	c/o Accel Partners, 428 University Avenue, Palo Alto, CA 94301
Olof Pripp	c/o Spencer Stuart, 16 Connaught Place, London W2 2ED, United Kingdom
Allan R. Spies	c/o iPass, 3800 Bridge Parkway, Redwood Shores, CA 94065
Robert J. Majteles	c/o Treehouse Capital, 1816 Fifth Street, Berkeley, CA 94710

Officers and Employees

The principal occupations of our executive officers and employees who may be deemed “participants” in our solicitation of proxies are set forth below. The principal occupation refers to such person’s position with iPass, and the business address for each person is iPass Inc., 3800 Bridge Parkway, Redwood Shores, CA 94065.

Name	Principal Occupation
Evan Kaplan	President and Chief Executive Officer
Frank Verdecanna	Vice President and Chief Financial Officer
David Tauber	Vice President and General Counsel

Information Regarding Ownership of iPass Securities by Participants

None of the persons listed above under “Directors and Nominees” and “Officers and Employees” owns any of our common stock of record but not beneficially. The number of shares of our common stock held by our directors and named executive officers as of March 1, 2009 is set forth under the “Security Ownership of Certain Beneficial Owners and Management” section of the proxy statement. The following table sets forth the number of shares held as of March 1, 2009 by our other employees who are “participants.”

		Beneficially Owned (Including the Number of Shares Shown in the First Column) (1)
Name	Shares Issuable Pursuant to Options Exercisable Within 60 Days of March 1, 2009	Number of shares	Percent of Total
David Tauber	0	0	*
______________________________
* Less than 1%.
(1)  Unless otherwise provided, the stockholder referenced has sole voting and investment power with respect to the outstanding shares listed.  All percentages in this table are based on a total of 62,618,093 shares of common stock outstanding on March 1, 2009.

Information Regarding Transactions in iPass Securities by Participants

The following table sets forth information regarding purchases and sales of our securities by each of the participants listed above under “Directors and Nominees” and “Officers and Employees” during the past two years. Unless otherwise indicated, all transactions were in the public market or pursuant to our equity compensation plans and none of the purchase price or market value of those shares is represented by funds borrowed or otherwise obtained for the purpose of acquiring or holding those securities.

Name	Date	Number of shares (including options and RSUs)	Transaction Description
A. Gary Ames	6/7/2007	5,000	Acquisition – Restricted Stock Awarded
	5/29/2008	5,000	Acquisition – Restricted Stock Awarded
	12/31/2008	5,000	Disposition – Cancellation of Performance-Based Award Because Performance Target Not Achieved
John D. Beletic	6/7/2007	5,000	Acquisition – Restricted Stock Awarded
	5/29/2008	5,000	Acquisition – Restricted Stock Awarded
	5/29/2008	5,000	Disposition
	12/31/2008	5,000	Disposition – Cancellation of Performance-Based Award Because Performance Target Not Achieved
Peter Bodine	6/7/2007	5,000	Acquisition – Restricted Stock Awarded
	5/29/2008	5,000	Acquisition – Restricted Stock Awarded
	12/31/2008	5,000	Disposition – Cancellation of Performance-Based Award Because Performance Target Not Achieved
Peter Clapman	2/21/2007	10,000	Acquisition – Restricted Stock Awarded
	6/7/2007	5,000	Acquisition – Restricted Stock Awarded
	5/29/2008	5,000	Acquisition – Restricted Stock Awarded
	12/31/2008	5,000	Disposition – Cancellation of Performance-Based Award Because Performance Target Not Achieved
Stanley P. Gold	5/29/2008	10,000	Acquisition – Restricted Stock Awarded
Arthur Patterson	6/7/2007	5,000	Acquisition – Restricted Stock Awarded
	5/29/2008	5,000	Acquisition – Restricted Stock Awarded
	12/31/2008	5,000	Disposition – Cancellation of Performance-Based Award Because Performance Target Not Achieved
Olof Pripp	5/10/2007	10,000	Acquisition – Restricted Stock Awarded
	6/7/2007	5,000	Acquisition – Restricted Stock Awarded
	5/29/2008	5,000	Acquisition – Restricted Stock Awarded
	12/31/2008	5,000	Disposition – Cancellation of Performance-Based Award Because Performance Target Not Achieved
Allan R. Spies	6/7/2007	5,000	Acquisition – Restricted Stock Awarded
	6/7/2007	1,667	Acquisition – Restricted Stock Awarded
	5/29/2008	10,000	Acquisition – Restricted Stock Awarded
	12/31/2008	5,000	Disposition – Cancellation of Performance-Based Award Because Performance Target Not Achieved
Robert J. Majteles	N/A
Evan Kaplan	11/6/2008	500,000	Acquisition – Restricted Stock Awarded
Frank Verdecanna	2/8/2007	24,700	Acquisition – Restricted Stock Awarded
	5/8/2007	2,500	Disposition – Sale of Shares Pursuant to a 10b5-1 Plan
	11/9/2007	2,500	Disposition – Sale of Shares Pursuant to a 10b5-1 Plan
	2/12/2008	20,600	Acquisition – Restricted Stock Awarded
	2/12/2008	20,600	Acquisition – Restricted Stock Awarded
	11/18/2008	4,500	Disposition – Sale of Shares to Satisfy Tax Withholding Requirement
	12/31/2008	24,700	Disposition – Cancellation of Performance-Based Award Because Performance Target Not Achieved
	12/31/2008	20,600	Disposition – Cancellation of Performance-Based Award Because Performance Target Not Achieved
David Tauber	N/A

Miscellaneous Information Regarding Participants

Except as described in this Appendix A or the proxy statement, to the best of our knowledge, none of the participants (i) beneficially owns (within the meaning of Rule 13d-3 under the Exchange Act), directly or indirectly, any shares or other securities of iPass or any of its subsidiaries, (ii) has purchased or sold any of such securities within the past two years, or (iii) is, or within the past year was, a party to any contract, arrangement or understanding with any person with respect to any such securities. Except as disclosed in this Appendix A or the proxy statement, to the best knowledge of the participants, none of their associates beneficially owns, directly or indirectly, any securities of iPass. Other than as disclosed in this Appendix I or the proxy statement, to the knowledge of iPass, neither iPass nor any of the participants has any substantial interests, direct or indirect, by security holding or otherwise, in any matter to be acted upon at the Annual Meeting of Stockholders or is, or has been within the past year, a party to any contract, arrangement or understanding with any person with respect to any securities of iPass, including, but not limited to, joint ventures, loan or option agreements, put or calls, guarantees against loss or guarantees of profit, division of losses or profits or the giving or withholding of proxies. Other than as set forth in this Appendix A or the proxy statement, to the knowledge of iPass, none of iPass, the participants or any of their associates has had or will have a direct or indirect material interest in any transaction or series of similar transactions since the beginning of iPass’ last fiscal year or any currently proposed transactions, or series of similar transactions, to which iPass or any of its subsidiaries was or is to be a party in which the amount involved exceeds $120,000.

Other than in this Appendix A or the proxy statement, to the knowledge of iPass, none of iPass, any of the participants or any of their associates has any arrangements or understandings with any person with respect to any future employment by iPass or its affiliates, or with respect to any future transactions to which iPass or any of its affiliates will or may be a party.

Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at _______________

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION,
DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

PRELIMINARY PROXY

Proxy - iPASS INC.

Proxy Solicited on Behalf of the Board of Directors for the _______, 2009 Annual Meeting of Shareholders

Evan L. Kaplan and Frank Verdecanna, and each of them, are hereby appointed proxies, with power of substitution to each, to represent and to vote as designated on the reverse side hereof, all shares of capital stock of iPass Inc., a Delaware corporation, held by the undersigned on April 29, 2009, the record date for the Annual Meeting of Shareholders to be held on _______, 2009, and at any adjournment thereof. This Proxy will be voted as directed, but if no direction is given it will be voted FOR the nominees and proposals set forth in Items 1, 2 and 3. The proxies cannot vote these shares unless you vote by telephone or the Internet or unless you sign this card on the reverse side and return it.

Your telephone or Internet vote authorizes the named proxies to vote these shares in the same manner as if you marked, signed and returned your proxy card.

YOUR VOTE IS IMPORTANT
Vote by Internet or Telephone or Mail
24 Hours a Day, 7 Days a Week

(continued on reverse side)

iPASS INC.

Using a black ink pen, mark your votes with an X as shown in this example.  Please do not write outside the designated areas. ☒

Annual Meeting Proxy Card P LEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A Proposals - The Board of Directors Recommends a Vote “FOR” the Listed Nominees in Item 1, and  “FOR” Items 2 and 3.

1.	Election of Directors

Nominees:

		FOR	WITHHOLD
	01 - Evan L. Kaplan	☐	☐
		FOR	WITHHOLD
	02 - Robert J. Majteles	☐	☐
		FOR	WITHHOLD
	03 - Allan R. Spies	☐	☐

2.	Company proposal to ratify the appointment of KPMG LLP as the Independent Registered public accounting firm .	FOR	AGAINST	ABSTAIN

		☐	☐	☐
		FOR	AGAINST	ABSTAIN
3.	Company proposal to approve the amendment to the Certificate of Incorporation to declassify the Board of Directors .	☐	☐	☐

The proxy holders will vote as recommended by the Board of Directors or, if no recommendation is given, in their own discretion with respect to any other matter that properly comes before the meeting.

B Authorized Signatures - This section must be completed for your vote to be counted.  - Date and Sign below

NOTE: Please sign exactly as your name appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such, and, if signing for a corporation, please give your full title. Joint owners should each sign personally. Please sign, date and return the proxy card promptly using the enclosed envelope.

Date (mm/dd/yyyy) - Please printe date below.          Signature 1 - Please keep signature within the box.          Signature 2 - Please keep signature within the box.